Exhibit 10.1




[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THESE PORTIONS HAVE BEEN MARKED WITH THE CLAUSE "CONFIDENTIAL TREATMENT REQUESTED" AND/OR TWO ASTERISKS ENCLOSED IN BRACKETS (i.e., [**]). THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]




                              LICENSE, DEVELOPMENT


                             AND MARKETING AGREEMENT


                                     BETWEEN


                          INSPIRE PHARMACEUTICALS, INC.


                                       AND


                                 ALLERGAN, INC.


                                   DATED AS OF


                                  JUNE 22, 2001

                                TABLE OF CONTENTS

                                                                                                               Page
1. DEFINITIONS.                                                                                                   1
2. REPRESENTATIONS AND WARRANTIES.                                                                                7
         2.1 Representations and Warranties of Both Parties.                                                      7
         2.3Representations and Warranties of Allergan                                                            8
3. JOINT DEVELOPMENT COMMITTEE                                                                                    9
         3.1 Members; Officers.                                                                                   9
         3.2 Responsibilities                                                                                     9
         3.3 Meetings                                                                                            10
         3.4 Decision-making                                                                                     10
         3.5 Minutes                                                                                             10
         3.6 Term                                                                                                11
         3.7 Expenses                                                                                            11
4. JOINT PROJECT TEAMS                                                                                           11
         4.1 Joint Project Teams; Members                                                                        11
         4.2 Responsibilities                                                                                    12
         4.3 Meetings                                                                                            12
         4.4 Decision-making                                                                                     13
         4.5 Term                                                                                                13
5. DEVELOPMENT PROGRAM.                                                                                          13
         5.1 Scope of the Development Program                                                                    13
         5.2 Inspire's Responsibilities under the Development Program                                            14
         5.3 Allergan's Responsibilities under the Development Program                                           14
         5.4 Funding of Development Program                                                                      16
         5.5 Conduct of Development Program                                                                      16
         5.6 Liability                                                                                           17
6. JOINT COMMERCIAL COMMITTEE                                                                                    17
         6.1 Members; Officers.                                                                                  17
         6.2 Responsibilities.                                                                                   17
         6.3 Meetings.                                                                                           18
         6.4 Decision-making.                                                                                    18
         6.5 Minutes.                                                                                            19
         6.6 Term.                                                                                               19
         6.7 Expenses.                                                                                           19
7. COMMERCIALIZATION PROGRAM.                                                                                    19
         7.1 Generally                                                                                           19
         7.2 Allergan Responsibilities; Rights.                                                                  20
         7.3 Inspire Responsibilities; Rights.                                                                   20
         7.4 Joint Obligations.                                                                                  22
         7.5 Termination. .                                                                                      22
8. GRANT OF RIGHTS.                                                                                              23
         8.1 License Grant to Allergan.                                                                          23
         8.2 License Grant to Inspire.                                                                           23
         8.3 Sublicensing.                                                                                       24
         8.4 Grantback Rights.                                                                                   24
         8.5 Trademarks; Logos.                                                                                  24
         8.6 Adverse Drug Experience Reporting                                                                   25
9. MILESTONES AND ROYALTIES.                                                                                     26
         9.1 Upfront Payments to Inspire                                                                         26
         9.2 Milestone Payments to Inspire                                                                       27
         9.3 Credits Against Future Royalties.                                                                   27
         9.4 Inspire Product Royalty Payments.                                                                   28
         9.5 Obligation to Pay Royalties.                                                                        28
         9.6 Royalties on Other Payments                                                                         28
         9.7   Payments with Respect to Restasis(TM).                                                            28

                                TABLE OF CONTENTS

                                                                                                               Page
10. PAYMENTS AND REPORTS.                                                                                        30
         10.1 Payments.                                                                                          30
         10.2 Mode of Payment.                                                                                   30
         10.3 Records Retention.                                                                                 30
         10.4 Audit Request.                                                                                     31
         10.5 Cost of Audit.                                                                                     31
         10.6 No Non-Monetary Consideration for Sales.                                                           31
         10.7 Taxes.                                                                                             31
11. MANUFACTURE AND SUPPLY.                                                                                      31
         11.1 Allergan's Supply of Compound; Processing of Finished Product.                                     31
         11.2 Inspire's Supply of Compound; Samples.                                                             32
12. OWNERSHIP; PATENTS.                                                                                          32
         12.1 Ownership of Inspire Patents.                                                                      32
         12.2 Ownership of Allergan Patents.                                                                     32
         12.3 Maintenance of the Inspire Patents.                                                                33
         12.4 Maintenance of Allergan's Patents.                                                                 34
         12.5 Patent Enforcement.                                                                                35
         12.6 Infringement Action by Third Parties                                                               35
13.PUBLICATION; CONFIDENTIALITY.                                                                                 36
         13.1 Notification.                                                                                      36
         13.2 Review                                                                                             36
         13.3 Exclusions.                                                                                        37
         13.4 Confidentiality; Exceptions                                                                        37
         13.5 Exceptions to Obligation.                                                                          37
         13.6 Limitations on Use                                                                                 38
         13.7 Remedies.                                                                                          38
14. RECALL; INDEMNIFICATION; INSURANCE.                                                                          38
         14.1 Investigation; Recall                                                                              38
         14.2 Indemnification by Allergan.                                                                       38
         14.3 Indemnification by Inspire.                                                                        38
         14.4 Notice of Indemnification.                                                                         39
         14.5 Complete Indemnification.                                                                          39
15. TERM; TERMINATION.                                                                                           39
         15.1 Term.                                                                                              39
         15.2 Termination for Cause.                                                                             40
         15.3 Termination for Insolvency                                                                         40
         15.4 Effect of Expiration or Termination.                                                               40
         15.5 Accrued Rights; Surviving Obligations.                                                             41
16. FORCE MAJEURE.                                                                                               42
         16.1 Events of Force Majeure.                                                                           42
17. MISCELLANEOUS.                                                                                               42
         17.1 Relationship of Parties.                                                                           42
         17.2 Assignment                                                                                         42
         17.3 Books and Records                                                                                  42
         17.4 Further Actions                                                                                    43
         17.5 Notice.                                                                                            43
         17.6 Use of Name.                                                                                       43
         17.7 Public Announcements.                                                                              44
         17.8 Waiver.                                                                                            44
         17.9 Compliance with Law.                                                                               44
         17.10 Severability.                                                                                     44
         17.11 Amendment.                                                                                        44
         17.12 Governing Law.                                                                                    44
         17.13 Arbitration.                                                                                      44
         17.14 Entire Agreement.                                                                                 45

                                      (ii)

                                TABLE OF CONTENTS

                                                                                                               Page
         17.15 Parties in Interest.                                                                              45
         17.16 Descriptive Headings.                                                                             45
         17.17 Counterparts.                                                                                     45







                                LIST OF EXHIBITS

  EXHIBIT 1.5               ALLERGAN'S PATENTS
  EXHIBIT 1.32              INSPIRE PATENTS
  EXHIBIT 3.1               JOINT DEVELOPMENT COMMITTEE MEMBERS
  EXHIBIT 5.2(b)            ANTICIPATED CLINICAL TRIALS
  EXHIBIT 6.1               JOINT COMMERCIALIZATION COMMITTEE MEMBERS



                                     (iii)

                                    LICENSE,
                       DEVELOPMENT AND MARKETING AGREEMENT

         THIS LICENSE, DEVELOPMENT AND MARKETING AGREEMENT (this "Agreement"), dated as of June 22, 2001, is entered into by and between Inspire Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware, having offices located at 4222 Emperor Boulevard, Suite 470, Durham, North Carolina 27703, ("Inspire"), and Allergan, Inc., a corporation organized under the laws of Delaware, having offices located at 2525 Dupont Drive, Irvine, California 92612 and its Affiliates Allergan Sales, Inc. and Allergan Pharmaceuticals Holdings (Ireland) Ltd. (collectively "Allergan").


                             PRELIMINARY STATEMENTS


         A. Inspire owns, and/or has exclusive rights to, the Inspire Patents and Inspire Know-how in existence as of the Effective Date relating to the Compound.


         B. Allergan and Inspire desire to collaborate on the development and commercialization of products using the Compound for application in the Field.


         C. Allergan wishes to obtain, and Inspire desires to grant to Allergan, an exclusive license under the Inspire Licensed Technology to develop and commercialize the Inspire Products in the Territory for applications in the Field, all on the terms and conditions set forth below.


         D. In addition, Inspire wishes to obtain and Allergan desires to grant to Inspire the right to participate in the commercialization of Allergan's Restasis(TM) brand ophthalmic emulsion product all on the terms and conditions set forth below.


         NOW, THEREFORE, in consideration of the foregoing Preliminary Statements and the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

         1. DEFINITIONS.


         As used in this Agreement, the following terms shall have the meanings set forth in this Section 1 unless context dictates otherwise:

         1.1 "Affiliate," with respect to any Party, shall mean any entity controlling, controlled by, or under common control with, such Party. For these purposes, "control" shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an entity.

         1.2 "Allergan Know-how" shall mean any and all Inventions, improvements, discoveries, claims, formulae, processes, trade secrets, technologies and know-how (including confidential data and Confidential Information), whether patentable or unpatentable, that is generated, owned or controlled by Allergan at any time before or during the term of this Agreement relating to, derived from and useful for the use or sale of Restasis(TM) in the Field in any country in the Restasis(TM) Territory, including, without limitation, synthesis, preparation, recovery and purification processes and techniques, control methods and assays, chemical data, toxicological and pharmacological data and techniques, clinical data, medical uses, product forms and product formulations and specifications.

         1.3 "Allergan Licensed Claim" shall mean any claim of any Allergan Patents issued or pending in a country in the Restasis(TM) Territory that relates to and is necessary for the use and sale of Restasis(TM), which claim has not been held invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid through disclaimer or otherwise not admitted by Allergan to be invalid.

         1.4 "Allergan Licensed Technology" shall mean the Allergan Licensed Claims and Allergan Know-how, collectively.

         1.5 "Allergan Patents" shall mean the patents and patent applications set forth on Exhibit 1.5, and any other patents or patent applications, in any country in the Restasis(TM) Territory owned by or exclusively licensed to Allergan during the term of this Agreement that relate to Restasis(TM) in the Field, together with any patents that may issue therefor in the Restasis(TM) Territory, including any and all extensions, renewals, continuations, continuations-in-part, divisions, patents-of-additions, reissues, supplementary protection certificates or foreign counterparts of any of the foregoing.

         1.6 "Annual Development Plan" shall have the meaning assigned to such term in Section 5.1.

         1.7 "Applicable Territory" shall mean with respect to the Inspire Products, the Territory and with respect to Restasis(TM), the Restasis(TM) Territory.

         1.8 "Breaching Party" shall have the meaning assigned to such term in
Section 15.2.

         1.9 "cGMP" shall mean current Good Manufacturing Practice as defined in Parts 210 and 211 of Title 21 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto.

         1.10 "Collaboration Product" shall mean all ophthalmic formulations, other than the Initial Product, of any product for use in the Field that contains the Compound as an active ingredient the manufacture, use or sale of which either is: (i) based upon, derived from or related to any of the Inspire Know-how; and/or (ii) covered by one or more Inspire Licensed Claims and, but for this Agreement, would constitute an infringement (whether directly, contributorily or by inducement) thereof.

         1.11 "Commercialization Program" shall have the meaning assigned to such term in Section 7.1.

         1.12 "Competitor" of Allergan shall mean any company that manufactures, markets, promotes, sells and/or distributes an ophthalmic prescription pharmaceutical product.

         1.13 "Compound" shall mean any compound covered by one or more of the Inspire Patents, including but not limited to the chemical compound designated as INS365, whose chemical name is [P1, P4-Di(uridine 5'-) tetraphosphate], and all sodium salts, analogs, derivatives, isomers and/or improvements thereof.

         1.14 "Confidential Information" shall have the meaning assigned to such term in Section 13.4.

         1.15 "Development Program" shall mean the development program with respect to the Products, pursuant to the Annual Development Plans, approved by the JDC to obtain Registration of the Products in each country in the Applicable Territory pursuant to Section 5.

         1.16 "Effective Date" shall mean the date of this Agreement.

         1.17 "Executive Officers" shall have the meaning assigned to such term in Section 3.4.

         1.18 "Europe" shall mean the European Union.

         1.19 "FDA" shall mean the United States Food and Drug Administration, or any successor thereto.

         1.20 "Field" shall mean the therapeutic treatment of ocular surface diseases (including dry eye, regardless of how caused) in humans.

         1.21 "First Commercial Sale" shall mean, with respect to each Product, the first sale for which payment has been received for use or consumption by the general public of such Product in any country in the Applicable Territory after all required Registrations have been granted, or such sale is otherwise permitted, by the Regulatory Authority in such country, excluding samples, compassionate use and the like.

         1.22 "Full-Time Sales Representative" shall mean a sales representative that performs at least one thousand (1,000) first or second priority details of the applicable Product on an annual basis.

         1.23 "IND" shall mean any filing made with the Regulatory Authority in any country in the Applicable Territory for initiating clinical trials in such country, with respect to a Product.

         1.24 "Indemnitee" shall have the meaning assigned to such term in
Section 14.4.

         1.25 "Infringement" shall have the meaning assigned to such term in
Section 12.6.

         1.26 "Initial Product" shall mean the single dose, non-preserved presentation of the Compound which is the subject of Inspire's ongoing Phase III clinical trial.

         1.27 "Inspire Know-how" shall mean any and all Inventions, improvements, discoveries, claims, formulae, processes, trade secrets, technologies and know-how (including confidential data and Confidential Information), whether patentable or unpatentable, that is generated, owned or controlled by Inspire at any time before or during the term of this Agreement relating to, derived from or useful for the manufacture, use or sale of the Compound or the Inspire Products in the Field in any country in the Territory, including, without limitation, synthesis, preparation, recovery and purification processes and techniques, control methods and assays, chemical data, toxicological and pharmacological data and techniques, clinical data, medical uses, product forms and product formulations and specifications.

         1.28 "Inspire Licensed Claim" shall mean any claim of any Inspire Patents issued or pending in any country in the Territory that relates to and is necessary for the manufacture, use, or sale of the Compound or the Inspire Products, which claim has not been held invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid through disclaimer or otherwise not admitted by Inspire to be invalid.

         1.29 "Inspire Licensed Technology" shall mean the Inspire Licensed Claims and Inspire Know-how, collectively.

         1.30 "Inspire Product Option" shall mean Inspire's option to co-promote the Inspire Products in the United States, as set forth in Section 7.3.

         1.31 "Inspire Patents" shall mean the patents and patent applications set forth on Exhibit 1.32, and any other patents or patent applications in any country in the Territory owned by or exclusively licensed to Inspire during the term of this Agreement that relate to the Compound or the Inspire Products in the Field, together with any patents that may issue therefor in the Territory, including any and all extensions, renewals, continuations, continuations-in-part, divisions, patents-of-additions, reissues, supplementary protection certificates or foreign counterparts of any of the foregoing.

         1.32 "Inspire Products" shall mean the Initial Product and all Collaboration Products developed pursuant to the Development Program.

         1.33 "Invention" shall mean any new or useful process, manufacture, compound or composition of matter relating to the Compound or a Product (including, without limitation, the formulation, delivery or use thereof in the Field), whether patentable or unpatentable, or any improvement thereof, that is conceived or first reduced to practice or demonstrated to have utility during the term of this Agreement.

         1.34 "JCC Executive Officers" shall have the meaning assigned to such term in Section 6.4(b).

         1.35 "Joint Commercialization Committee" or "JCC" shall have the meaning assigned to such term in Section 6.1.

         1.36 "Joint Development Committee" or "JDC" shall have the meaning assigned to such term in Section 3.1.

         1.37 "Joint Project Team" shall have the meaning assigned to such term in Section 4.1.

         1.38 "Manufacturing Standards" shall mean, with respect to any Product, cGMP and such additional manufacturing specifications or standards as may be established by mutual agreement of the Parties from time to time.

         1.39 "Marketing Plan" shall have the meaning assigned to such term in
Section 7.2(d).

         1.40 "Net Sales" shall mean the gross amount invoiced for sales of a Product by Allergan, or its Affiliates in arm's length sales to Third Parties in the Applicable Territory, commencing with the First Commercial Sale, less the following deductions from such gross amounts which are actually incurred, allowed, accrued or specifically allocated:

                  (a) credits or allowances for damaged products, returns or rejections of Products and retroactive price reductions;

                  (b) normal and customary trade, cash and quantity discounts, allowances and credits;

                  (c) chargeback payments and rebates (or the equivalent thereof) granted to managed health care organizations or to federal, state/provincial, local and other governments, including their agencies, or to trade customers;

                  (d) commissions paid to Third Parties other than sales personnel, sales representatives and sales agents;

                  (e) the allocation of freight, postage, shipping, insurance and other transportation;

                  (f) sales, value-added, and excise taxes, tariffs and duties, and other taxes directly related to the sale (but not including taxes assessed against the income derived from such sale).

         1.41 "Non-breaching Party" shall have the meaning assigned to such term in Section 15.2.

         1.42 "Party" shall mean Inspire or Allergan and, when used in the plural, shall mean Inspire and Allergan.

         1.43 "Product" shall mean, individually or collectively, the Initial Product, any and all Collaboration Products and Restasis(TM), as appropriate in the context of the reference.

         1.44 "Program Termination" shall have the meaning assigned to such term in Section 7.3(d)

         1.45 "Registration" shall mean, with respect to each country in the Territory and the Restasis(TM) Territory, approval of the Registration Application for any Product filed in such country, including, where applicable outside of the United States, pricing or reimbursement by the Regulatory Authority in such country.

         1.46 "Registration Application" shall mean a New Drug Application under the United States Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder, or a comparable filing for Registration in a country, in each case with respect to a Product for application in the Field in the Applicable Territory.

         1.47 "Regulatory Authority" shall mean the FDA in the U.S., and any health regulatory authority(ies) in any country in the Applicable Territory that is a counterpart to the FDA and holds responsibility for granting regulatory marketing approval for a Product in such country, and any successor(s) thereto.

         1.48 "Restasis(TM)" shall mean all human ophthalmic formulations of cyclosporine owned by Allergan.

         1.49 "Restasis(TM) Option" shall mean Inspire's option to co-promote Restasis(TM) in the United States, as set forth in Section 7.3.

         1.50 Restasis(TM) Obligation" shall mean Inspire's obligation to co-promote Restasis(TM) in the United States in the event that the JDC decides to terminate the Development Program for all Inspire Products in the U.S., as set forth in Section 7.3.

         1.51 "Restasis(TM) Territory" shall mean all countries worldwide except Japan, Taiwan, Korea, Hong Kong and the Peoples Republic of China.

         1.52 "Santen" shall have the meaning assigned to such term in Section 5.2(d).

         1.53 "Serious Adverse Drug Experience" shall have the meaning assigned to such term in Section 8.6.

         1.54 "Specifications" shall mean, with respect to each Product, the specifications for such Product as agreed upon by the Parties, in consideration of the regulatory requirements in each country in the Applicable Territory, as may be amended from time to time.

         1.55 "Strategic Partners" shall have the meaning assigned to such term in Section 5.2(d).

         1.56 "Sublicensee" shall mean a Third Party to which Allergan has granted a sublicense to develop, manufacture, use or sell an Inspire Product in any country in the Applicable Territory, pursuant to Section 8.3.

         1.57 "Subject Portion" shall have the meaning assigned to such term in
Section 15.1(c).

         1.58 "Territory" shall mean all countries worldwide excluding Japan, China (including Hong Kong), South Korea, the Philippines, Thailand, Vietnam, Taiwan, Singapore, Malaysia and Indonesia.

         1.59 "Third Party" shall mean any person who or which is neither a Party nor an Affiliate of a Party.

         1.60 "Third Party Manufacturer" shall mean Third Parties who have been engaged by Inspire to perform services or supply facilities or goods (including, without limitation, the Compound) in connection with the manufacture, testing and/or packaging of the Compound by Inspire.

         1.61 "Trademark" shall have the meaning assigned thereto in Section
8.5.

         1.62 "United States" or "U.S." shall mean the United States of America, including its possessions and territories.

         2. REPRESENTATIONS AND WARRANTIES.

         2.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party, as of the Effective Date, that:

                  (a) such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

                  (b) such Party is free to enter into this Agreement;

                  (c) in so doing, such Party will not violate any other agreement to which it is a party; and

                  (d) such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

         2.2 Representations and Warranties of Inspire. Inspire represents and warrants to Allergan, as of the Effective Date, that:

                  (a) Inspire is the owner of, or has exclusive rights to, all of the Inspire Patents in existence on the Effective Date, and has the exclusive right to grant the licenses granted under this Agreement therefor. To the best of its knowledge, all Inspire Patents are valid and not the subject of any interference or opposition proceedings. Furthermore, Inspire (i) is unaware of any publications or activities by it or others which would likely invalidate the Inspire Licensed Claims; and (ii) has disclosed to Allergan any Third Party patent of which it is aware that is likely to be infringed by the manufacture, use or sale of the Initial Product;

                  (b) to the best of Inspire's knowledge, Inspire has exclusive rights to all of the Inspire Know-how in existence on the Effective Date and the exclusive right to grant licenses with respect thereto;

                  (c) to the best of Inspire's knowledge, Allergan's use of the Compound in the Field, in accordance with the terms of this Agreement, does not infringe upon or conflict with any patent or other proprietary rights in the Territory of any Third Party;

                  (d) Inspire shall perform those activities assigned to it under the Development Program in compliance with good laboratory and clinical practices and cGMP, in each case as applicable under the laws and regulations of the country where such activities are conducted, and will conduct such activities in accordance with Section 5;

                  (e) Inspire has not entered into any agreement with any Third Party that is in conflict with the rights granted to Allergan pursuant to this Agreement; and

                  (f) Inspire has maintained and will maintain and keep in full force and effect all agreements (including license agreements) necessary to perform its obligations under this Agreement.

         2.3 Representations and Warranties of Allergan. Allergan represents and warrants to Inspire, as of the Effective Date, that:

                  (a) Allergan is the owner of, or has exclusive rights to, all of the Allergan Patents in existence on the Effective Date, and has the exclusive right to grant the licenses granted under this Agreement therefor. To the best of its knowledge, all Allergan Patents are valid and not the subject of any interferrence or opposition proceedings. Furthermore Allergan (i) is unaware of any publications or activities by it or others which would likely invalidate the Allergan Licensed Claims; (ii) has disclosed to Inspire any Third Party patent of which it is aware that is likely to be infringed by the manufacture, use or sale of Restasis(TM); and (iii) does not own or license any patents or patent applications, not included in the Allergan Patents which would be infringed by the manufacture, use or sale of Restasis(TM);

                  (b) to the best of Allergan's knowledge, Allergan has exclusive rights to all of the Allergan Know-how in existence on the Effective Date and the exclusive right to grant licenses with respect thereto;

                  (c) to the best of Allergan's knowledge, Inspire's co-promotion of Restasis(TM), in accordance with the terms of this Agreement, does not infringe upon or conflict with any patent or other proprietary rights in U.S. of any Third Party;

                  (d) Allergan shall perform those activities assigned to it under the Development Program in compliance with good laboratory and clinical practices and cGMP, in each case as applicable under the laws and regulations of the country where such activities are conducted, and will conduct such activities in accordance with Section 5; and

                  (e) Allergan has not entered into any agreement with any Third Party that is in conflict with the rights granted to Inspire pursuant to this Agreement.

         3. JOINT DEVELOPMENT COMMITTEE.

         3.1 Members; Officers. The Parties shall establish a joint development committee (the "Joint Development Committee" or "JDC"), which shall consist of six (6) members, three (3) members from each Party. The initial members of the JDC are set forth on Exhibit 3.1. Each Party may replace any or all of its representatives on the JDC at any time upon written notice to the other Party in accordance with Section 17.5 of this Agreement. Such representatives shall include individuals within the senior management of each Party, and those representatives of each Party shall, individually or collectively, have expertise in business and pharmaceutical drug development. Any member of the JDC may designate a substitute to attend and perform the functions of that member at any meeting of the JDC. Each Party may, in its discretion, invite non-member representatives of such Party to attend meetings of the JDC. A chairperson and secretary of the JDC shall serve co-terminous one (1) year terms, commencing on the Effective Date or an anniversary thereof, as the case may be. The right to name the chairperson and the secretary of the JDC shall alternate between the Parties, and each chairperson shall be named no later than ten (10) days after the commencement of his or her term. The initial chairperson shall be selected by Allergan, the initial secretary shall be selected by Inspire, and each is designated on Exhibit 3.1.

         3.2 Responsibilities. The JDC shall perform the following functions:

                  (a) approve the Development Program for the Products, including the determination of which countries in the Territory or Restasis(TM) Territory to file Registration Applications for Products, and provide direction to the Joint Project Teams as provided in this Agreement;

                  (b) review and approve the joint publication strategy;

                  (c) review and approve Annual Development Plans created by the Joint Project Teams pursuant to Section 4.2(g), the annual budgets and multi-year expense forecasts formulated by the Joint Project Teams, and the financial results of the Development Program;

                  (d) review and approve activities related to manufacturing and the identification of manufacturer(s) in connection with the Development Program;

                  (e) review and evaluate progress of the Joint Project Teams under the Development Program, provided that the JDC shall not have authority to make any determination that either Party is in breach of this Agreement;

                  (f) review and approve "go/no-go" decisions and recommendations made by each Joint Project Team;

                  (g) in accordance with the procedures established in Section 3.4(b), resolve disputes or disagreements unresolved by any Joint Project Team and any other disputes or disagreements between the Parties with respect to the Development Program; and

                  (h) have such other responsibilities as may be assigned to the JDC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

         3.3 Meetings. During the term of the Development Program, the JDC shall meet in person at least twice during every calendar year, and more frequently as the Parties deem appropriate, on such dates, and at such places and times, as the Parties shall agree. Thereafter, the JDC shall meet, in person or otherwise, only on an ad hoc basis as needed to perform the responsibilities assigned to it under this Agreement. Meetings of the JDC that are held in person shall alternate between the offices of the Parties, or such other place as the Parties may agree. The members of the JDC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.

         3.4 Decision-making.

                  (a) The JDC may make decisions with respect to any subject matter that is subject to the JDC's decision-making authority. Each Party shall have, collectively, one (1) vote in all decisions.

                  (b) If, with respect to a matter that is subject to the JDC's decision-making authority, the JDC cannot reach consensus within fifteen (15) days after it has met and attempted to reach such consensus, the matter shall be referred on the sixteenth (16th) day to the Chief Executive Officer of Inspire, or such other person holding a similar position designated by Inspire from time to time, and the Corporate Vice President, Research and Development, of Allergan, or such other person holding a similar position designated by Allergan from time to time (such officers collectively, the "Executive Officers"), for resolution. The Executive Officers shall use reasonable efforts to resolve the matters referred to them. If the Executive Officers cannot reach a mutually acceptable decision within fifteen (15) days after the matter was referred to them, then the Executive Officer of Allergan shall have the final authority to make decisions in good faith that are binding on both Parties.

                  (c) For all purposes under this Agreement, any decision made pursuant to Section 3.4(b) shall be deemed to be the decision of the JDC.

         3.5 Minutes.

                  (a) With the sole exception of specific items of the meeting minutes to which the chairperson and the secretary cannot agree and which are escalated as provided in Section 3.5(b) below, definitive minutes of all JDC meetings shall be finalized no later than thirty (30) days after the meeting to which the minutes pertain, as follows:


                           (i) Within ten (10) days after each JDC meeting, the
secretary shall prepare and distribute to all members of the JDC draft minutes of the meeting. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JDC and a list of any issues to be resolved by the Executive Officers.


                           (ii) The chairperson shall then have ten (10) days
after receiving such draft minutes to collect comments thereon from the members of its Party and provide them to the secretary.


                           (iii) Upon the expiration of such second ten (10) day
period, the chairperson and the secretary of the JDC shall have an additional ten (10) days to discuss each other's comments and finalize the minutes. The secretary and chairperson shall each sign and date the final minutes. The signature of the chairperson and the secretary upon the final minutes shall indicate each Party's assent to the minutes.

                  (b) If at any time during the preparation and finalization of the JDC meeting minutes, the secretary and the chairperson do not agree on any issue with respect to the minutes, such issue shall be resolved by the escalation process as provided in Section 3.4(b). The decision resulting from the escalation process shall be recorded by the secretary in amended finalized minutes for said meeting. All other issues in the minutes that are not subject to such escalation shall be finalized within a thirty (30) day period as provided in Section 3.5(a).

         3.6 Term. The JDC shall exist until the termination or expiration of the Development Program and for such longer period as necessary to perform the remaining responsibilities assigned to it under this Agreement.

         3.7 Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and approved invitees to attend meetings of, and otherwise participate on, the JDC.

         4. JOINT PROJECT TEAMS.

         4.1 Joint Project Teams; Members. The Parties shall create, at the times set forth in this Agreement or as otherwise determined by the JDC, a joint project team(s) for the Initial Product and the Collaboration Products, and such other joint project teams as deemed necessary by the JDC (each, a "Joint Project Team"). Each Joint Project Team shall consist of such number of members as the JDC determines is appropriate from time to time. Such members shall be individuals with expertise and responsibilities in the areas of preclinical development, clinical development, process sciences, manufacturing, regulatory affairs, product development and/or product commercialization, as applicable to the stage of development of the project. At the creation of each Joint Project Team, each Party shall designate one (1) member of each Joint Project Team as that Party's primary contact by written notice to the other Party, and such primary contact shall coordinate communications to and from that Party. Each Party may replace any or all of its members on any Joint Project Team at any time upon written notice to the other Party. Any member of a Joint Project Team may designate a substitute to attend and perform the functions of that member at any meeting of the Joint Project Team.

         4.2 Responsibilities. With respect to the project that constitutes its area of responsibility, each Joint Project Team shall:

                  (a) oversee and coordinate the development of the project in a manner reasonably consistent with the Annual Development Plans;

                  (b) evaluate data from the Development Program;

                  (c) manage the day-to-day activities being conducted under the Development Program and coordinate the activities of the Parties;

                  (d) provide a mechanism for the exchange of information between the Parties;

                  (e) review all relevant proposed publications and presentations of any of the Parties or their respective Affiliates pursuant to
Section 13;

                  (f) design clinical study protocols and review and determine whether to approve clinical study protocols, the selection of clinical investigators, clinical study write-ups, regulatory submissions, Registration Applications and the like relating to the Development Program;

                  (g) prepare the Annual Development Plans, as needed, and appropriate budgets and refer them to the JDC for approval;

                  (h) keep the JDC informed on the status of the Development Program and the activities conducted by the Parties thereunder;

                  (i) resolve disputes and disagreements between the Parties with respect to this Section 4.2, and refer unresolved disputes and disagreements to the JDC for resolution in accordance with Section 3.4; and

                  (j) have such other responsibilities as may be assigned to the Joint Project Team pursuant to this Agreement or by the JDC, or as may be mutually agreed upon by the Parties from time to time.

         4.3 Meetings. During its term, each Joint Project Team shall meet at least once each calendar quarter, and more frequently as agreed by the Joint Project Team, on such dates, and at such places and times, as the Joint Project Team shall agree. Such meetings may be held in person, or the members of the Joint Project Team may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.

         4.4 Decision-making. Each Joint Project Team shall operate by consensus, and each Party shall have collectively one (1) vote in all decisions. If, with respect to a matter that is subject to a Joint Project Team's decision-making authority, the Joint Project Team cannot reach consensus within fifteen (15) days after it has met and attempted to reach such consensus, the matter shall be referred on the sixteenth day to the JDC, which shall resolve such matter in accordance with Section 3.4.

         4.5 Term. Within thirty (30) days after the Effective Date, the Parties shall create a Joint Project Team(s) for the Initial Product and the Collaboration Products. Unless otherwise determined by the JDC, the term of the Joint Project Team(s) shall be from its creation through the time indicated below:


          The Initial Product.......................             The First Commercial Sale of the Initial
                                                                 Product.

          The Collaboration Products................             The First Commercial Sale of the last
                                                                 Collaboration Product being developed pursuant
                                                                 to the Development Program.

         5. DEVELOPMENT PROGRAM.

         5.1 Scope of the Development Program. The Development Program begins as soon as reasonably possible after the Effective Date that the JDC can review and approve the Development Plans prepared by the Joint Project Teams and includes the research and development activities of either or both of the Parties under this Agreement to (i) develop the Initial Product, (ii) develop Collaboration Products from the Compound, (iii) develop Restasis(TM), and (iv) such other activities as necessary to implement the activities approved by the JDC in the Annual Development Plans. Each Joint Project Team, under the oversight of the JDC, shall manage the Development Program in its area of responsibility. Annually, during each Joint Project Team's term as set forth in
Section 4.5, each Joint Project Team shall prepare a report of the development and regulatory actions to be taken during the upcoming year with respect to the projects in its area of responsibility under the Development Program, which shall include a description of the goals and scope of such actions and the allocation of responsibilities to the respective Parties (each, an "Annual Development Plan"). Each Joint Project Team shall:

                  (a) Commencing with the creation of the Joint Project Team, discuss and prepare an Annual Development Plan for the first year of the term of the Joint Development Program (or such other period as instructed by the JDC) and, not later than sixty (60) days thereafter, submit to the JDC for approval such Annual Development Plan for such period; and

                  (b) Not later than October 1 of each year during the term of the Joint Development Program, discuss and prepare the next year's Annual Development Plan and, at least thirty (30) days prior to each anniversary of the Effective Date during the term of the Development Program, submit to the JDC for approval such Annual Development Plan.

         5.2 Inspire's Responsibilities under the Development Program. Subject to the funding obligations of the Parties set forth in Section 5.4 and approved by the JDC, as part of the Development Program, Inspire shall:

                  (a) Conduct all Phase III clinical trials for the Initial Product as have been agreed upon with the FDA, pursuant to the applicable Annual Development Plans.

                  (b) Prepare and file with the FDA a Registration Application for the Initial Product and prosecute such Registration Application to Registration of the Initial Product by FDA, including conducting all clinical trials required for the Initial Product, as deemed necessary or desirable by the JDC or FDA (attached hereto as Exhibit 5.2(b) is a schedule of all currently anticipated clinical trials to be conducted in connection with the Registration of the Initial Product);

                  (c) Upon Approval by the FDA of the Registration for the Initial Product in the United States, transfer ownership of the Registration along with all regulatory filings to Allergan.

                  (d) Use commercially reasonable efforts to proceed with the development and Registration with the FDA of the Initial Product, in accordance with the Development Program for the Initial Product.

                  (e) Within thirty (30) days after the Effective Date, transfer to Allergan copies of all pre-clinical and clinical data and studies and information relevant to the Compound's use in the Field generated by or on behalf of Inspire (including primary and secondary pharmacology, toxicology, formulation, and stability studies) relating to the development and commercialization of the Compound for the Field, provided, however, that Inspire shall not be required to transfer such information generated by a Strategic Partner (as defined below in Section 5.2(d)) that Inspire does not have the right to transfer.

                  (f) Facilitate discussions between Inspire's other strategic partners and/or licensees with respect to the Compound (collectively, "Strategic Partners") and Allergan for Allergan to obtain pre-clinical and clinical data, INDs, Registration Applications, Registrations and other regulatory filings, studies, information and materials relating to the development and commercialization of the Compound for use in the Field. Notwithstanding the preceding, Inspire agrees to use all reasonable efforts to secure from Santen Pharmaceutical Co., Ltd. ("Santen") for Allergan, the use of, or if necessary a paid-up, royalty-free license to use, manufacture, market and sell, Santen's multi-dose formulation of the Compound, for use in the Field, in the Territory, provided, however, that in no case shall Inspire be required to pay a fee to Santen for said license.

                  (g) Facilitate discussions between Inspire's Third Party Manufacturer and Allergan in order to assist Allergan in obtaining its requirements of pre-clinical, clinical and commercial supplies of the Compound.

         5.3 Allergan's Responsibilities under the Development Program. Subject to the funding obligations of the Parties set forth in Section 5.4 and approved by the JDC, as part of the Development Program, Allergan shall:

                  (a) Conduct all clinical trials for Restasis(TM)as may be required by the FDA, pursuant to the applicable Annual Development Plans.

                  (b) Prepare and file with the FDA an amended Registration Application for Restasis(TM), as soon as practicable if the results of ongoing clinical trials warrant such amended Registration Application.

                  (c) Conduct all post-marketing clinical trials for the Initial Product, as deemed necessary or desirable by the JDC, in accordance with the Annual Development Plans, as applicable, to meet the FDA requirements in the U.S.

                  (d) Conduct all pre-clinical and clinical trials, file all required Regulatory Applications, and conduct all post-marketing clinical studies for the Initial Product, as deemed necessary or desirable by the JDC, in accordance with the Annual Development Plans, as applicable, to meet the requirements of the Regulatory Authorities for Registration in the remainder of the Territory, outside the U.S.

                  (e) Conduct formulation development of Collaboration Products consistent with the Annual Development Plans.

                  (f) Conduct all development of any Collaboraton Products for any indications in the Field, as deemed necessary or desirable by the JDC to, in accordance with the Annual Development Plans, as applicable, meet the requirements of the Regulatory Authorities in the Applicable Territory for Registration.

                  (g) Use commercially reasonable efforts to proceed with the development and Registration with the appropriate Regulatory Authorities in those countries of the remaining Territory selected by the JDC, outside the U.S., of the Initial Product, in accordance with the Development Program for such Initial Product.

                  (h) Use commercially reasonable efforts to prepare and file those Registration Applications and other regulatory filings deemed necessary or desirable by the JDC with the appropriate Regulatory Authorities in the Territory, and obtain all Registrations that the JDC deems necessary or desirable to market and sell the Collaboration Products in the Territory.

                  (i) Keep Inspire informed as to the status of all regulatory filings made pursuant to Sections 5.3(h) and 5.3(i) above.

                  (j) During the term of the Development Program, keep Inspire informed, through regular, periodic written reports, at least once in each calendar year, of all development progress being made by Allergan with respect to all Collaboration Products, provided, however, that such reports need not include any information with respect to any Collaboration Product(s) that are within the area of responsibility of an established Joint Project Team.

                  (k) Be responsible for preparing and filing regulatory filings for the Collaboration Products as determined by the JDC up to and including Registration, and thereafter be responsible for maintaining such Registrations. All such filings shall be in Allergan's name.

                  (l) Own all Registration Applications, Registrations and other regulatory filings and approvals for the Initial Product and any Collaboration Product(s) in the Territory.

                  (m) Perform such other obligations with respect to the Development Program and the Annual Development Plans as the JDC may assign from time to time.

         5.4 Funding of Development Program.

                  (a) Each of the Parties shall pay those development costs listed below its name in the following table:



[CONFIDENTIAL TREATMENT REQUESTED]






         5.5 Conduct of Development Program. The Parties, acting in accordance with this Section 5 and the relevant Annual Development Plans, when applicable, shall use commercially reasonable efforts to develop and obtain Registrations for the Products for use in the Field. Without limiting the generality of the foregoing, during the term of the Development Program, each Party shall:

                  (a) cooperate with the other Party to implement the Annual Development Plans, and such other activities that, from time to time, the JDC decides are necessary for the commercial success of the Development Program;

                  (b) use commercially reasonable efforts to perform the work set out for such Party to perform in the Annual Development Plans;

                  (c) conduct the Development Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable cGMP, good laboratory practice and current good clinical practice to attempt to achieve the objectives of the Development Program efficiently and expeditiously;

                  (d) maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in connection with the Development Program in the form required under all applicable laws and regulations. The other Party shall have the right, during normal business hours and upon reasonable prior written notice, to inspect and copy all such records at its own expense, so long as doing so is not unreasonably disruptive. The other Party shall maintain such records and information contained therein in confidence in accordance with Section 13 and shall not use such records or information except to the extent otherwise permitted by this Agreement; and

                  (e) allow representatives of the other Party, upon reasonable prior written notice and during normal business hours, to visit such Party's facilities where the Development Program is being conducted, and consult, during such visits and by telephone, with such Party's personnel performing work on the Development Program, so long as such visits and consultations are not unreasonably disruptive. The other Party shall maintain any information received (whether by observation or otherwise) during such visit in confidence in accordance with Section 13 and shall not use such information except to the extent otherwise permitted by this Agreement.

         5.6 Liability. Each Party shall be responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the negligent or willful acts or omissions, during the term of the Development Program, of such Party or its Affiliates, and their respective directors, officers, employees and agents and for the clinical trials that the Party is responsible for conducting.

         6. JOINT COMMERCIAL COMMITTEE.

         6.1 Members; Officers. The Parties shall establish a joint commercial committee (the "Joint Commercial Committee" or "JCC"), which shall consist of six (6) members, three (3) members from each Party. The initial members of the JCC are set forth on Exhibit 6.1. Each Party may replace any or all of its representatives on the JCC at any time upon written notice to the other Party in accordance with Section 17.5 of this Agreement. Such representatives shall include individuals within the senior management of each Party, and those representatives of each Party shall, individually or collectively, have expertise in the manufacture, marketing and commercialization of pharmaceutical drug products. Any member of the JCC may designate a substitute to attend and perform the functions of that member at any meeting of the JCC. Each Party may, in its discretion, invite non-member representatives of such Party to attend meetings of the JCC. A chairperson and secretary of the JCC shall serve co-terminous one (1) year terms, commencing on the Effective Date or an anniversary thereof, as the case may be. The right to name the chairperson and the secretary of the JCC shall alternate between the Parties, and each chairperson shall be named no later than ten (10) days after the commencement of his or her term. The initial chairperson shall be selected by Inspire, the initial secretary shall be selected by Allergan and each is designated on
Exhibit 6.1.

         6.2 Responsibilities. Subject to the other terms of this Agreement, the JCC shall review and evaluate the sufficiency of Allergan's progress in the commercialization of the Products in each country in the Applicable Territory and shall provide input and recommendations regarding the marketing of the Products. Without limiting the generality of the foregoing, the JCC shall:

                  (a) review data and reports arising from and generated in connection with the Commercialization Program including, but not limited to marketing plans, marketing budgets, sales forecasts;

                  (b) oversee, coordinate and approve of the sales programs;

                  (c) oversee and coordinate Allergan's efforts to launch the Initial Product in the U.S. as soon as practicable following Registration and in each other country in the Territory following Registration in such country;

                  (d) determine in which countries to launch Products and to oversee and coordinate Allergan's efforts to launch such Collaboration Products in each country in the Territory, and Restasis(TM) in each such country in the Restasis(TM) Territory, as soon as practicable following Registration of each such Product in each such country;

                  (e) oversee and coordinate and approve all actions undertaken in connection with any joint defense activities as described in Section 7.4 below;

                  (f) have such other responsibilities as may be assigned to the JCC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

         6.3 Meetings. During the term of the Commercialization Program, the JCC shall meet in person at least twice during every calendar year, and more frequently as the Parties deem appropriate, on such dates, and at such places and times, as the Parties shall agree. Thereafter, the JCC shall meet, in person or otherwise, only on an ad hoc basis as needed to perform the responsibilities assigned to it under this Agreement. Meetings of the JCC that are held in person shall alternate between the offices of the Parties, or such other place as the Parties may agree. The members of the JCC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.

         6.4 Decision-making.

                  (a) The JCC may make decisions with respect to any subject matter that is subject to the JCC's decision-making authority. Each Party shall have collectively one (1) vote in all decisions.

                  (b) If, with respect to a matter that is subject to the JCC's decision-making authority, the JCC cannot reach consensus within fifteen (15) days after it has met and attempted to reach such consensus, the matter shall be referred on the sixteenth (16th) day to the Chief Executive Officer of Inspire, or such other person holding a similar position designated by Inspire from time to time, and the Corporate Vice President and President, North America and Global Eye Rx of Allergan, or such other person holding a similar position designated by Allergan from time to time (such officers collectively, the "JCC Executive Officers"), for resolution. The JCC Executive Officers shall use reasonable efforts to resolve the matters referred to them. If the JCC Executive Officers cannot reach a mutually acceptable decision within fifteen (15) days after the matter was referred to them, then the JCC Executive Officer of Allergan shall have the final authority to make decisions in good faith that are binding on both Parties.

                  (c) For all purposes under this Agreement, any decision made pursuant to Section 6.4(b) shall be deemed to be the decision of the JCC.

         6.5 Minutes.

                  (a) With the sole exception of specific items of the meeting minutes to which the chairperson and the secretary cannot agree and which are escalated as provided in Section 3.5(b) below, definitive minutes of all JCC meetings shall be finalized no later than thirty (30) days after the meeting to which the minutes pertain, as follows:

                           (i) Within ten (10) days after each JCC meeting, the
secretary shall prepare and distribute to all members of the JCC draft minutes of the meeting. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JCC and a list of any issues to be resolved by the JCC Executive Officers.

                           (ii) The chairperson shall then have ten (10) days
after receiving such draft minutes to collect comments thereon from the members of its Party and provide them to the secretary.

                           (iii) Upon the expiration of such second ten (10) day
period, the chairperson and the secretary of the JCC shall have an additional ten (10) days to discuss each other's comments and finalize the minutes. The secretary and chairperson shall each sign and date the final minutes. The signature of the chairperson and the secretary upon the final minutes shall indicate each Party's assent to the minutes.

                  (b) If at any time during the preparation and finalization of the JCC meeting minutes, the secretary and the chairperson do not agree on any issue with respect to the minutes, such issue shall be resolved by the escalation process as provided in Section 6.4(b). The decision resulting from the escalation process shall be recorded by the secretary in amended finalized minutes for said meeting. All other issues in the minutes that are not subject to such escalation shall be finalized within a thirty (30) day period as provided in Section 6.5(a).

         6.6 Term. The JCC shall exist until twelve (12) months following the termination or expiration of the Commercialization Program and for such longer period as the Parties may mutually agree (taking into consideration the responsibilities assigned to the JCC under this Agreement).

         6.7 Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and approved invitees to attend meetings of, and otherwise participate on, the JCC.

         7. COMMERCIALIZATION PROGRAM.

         7.1 Generally. The commercialization program begins as soon as reasonably possible after the Effective Date as the JCC can review and approve such commercialization program and includes all the activities of either or both of the Parties under this Agreement, to market, promote and commercialize the Products in the Applicable Territory (the "Commercialization Program").

         7.2 Allergan Responsibilities; Rights. Except as provided in Section 7.3, Allergan, either itself and/or by and through its Affiliates shall be responsible for, and shall have the exclusive right to engage in, all marketing, advertising, promotional, launch and sales activities in connection with the marketing of the Products. As part of the Commercialization Program, Allergan shall:

                  (a) Use commercially reasonable efforts to commercialize the Inspire Products in each country in the Territory (including, without limitation, obtaining all Registrations necessary to market and sell the Inspire Products in each such country other than the U.S. Registration for the Initial Product) that the JCC has aproved as a country in which to commercialize the Inspire Product. In connection therewith, Allergan shall dedicate resources to the commercialization of the Inspire Products consistent with the resources that Allergan, at all relevant times, would dedicate to products containing compounds with similar commercial potential to those of the Inspire Products that were generated from Allergan's own research efforts and that Allergan decided to develop commercially and market;

                  (b) Use commercially reasonable efforts and proceed diligently to launch Restasis(TM) in each country within the Restasis(TM) Territory that the JCC has approved as a country in which to commercialze Restasis(TM) as soon as possible upon Registration in each country and to perform such obligations by using, without limitation, personnel with sufficient skills and experience, together with sufficient equipment and facilities;

                  (c) Prepare overview-marketing plans for each of the Products and reasonably detailed marketing plans of action for each country in the Applicable Territory, which shall include plans related to the prelaunch, launch, promotion and sale of the Product and which shall include forecasts for the number of sales representatives, and a reasonably descriptive overview of the marketing and advertising campaigns proposed to be conducted (the "Marketing Plans"). The Marketing Plans shall be designed to fulfill Allergan's responsibilities pursuant to this Section 7.2. Allergan shall provide copies of the Marketing Plans to the JCC as soon as practicable after preparation and as frequently as may be required based upon Allergan's usual marketing campaign cycles, but in no case less that once each calendar year during the term of this Agreement;

                  (d) Conduct, or cause to be conducted, manage and oversee all analysis and other support necessary with respect to the manufacture, marketing and sale of all Products in the Applicable Territory;

                  (e) Within thirty (30) days after the end of each calendar year during the term of the Commercialization Program and within thirty (30) days following the expiration or termination of the Commercialization Program, furnish the JCC with reasonably detailed summary written reports on all activities conducted by Allergan under the Commercialization Program during such calendar year or the term of the Commercialization Program, as the case may be; and

                  (f) Maintain records, in sufficient detail, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in connection with the Commercialization Program in the form required under all applicable laws and regulations. Inspire shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records. Inspire shall maintain such records and information contained therein in confidence in accordance with Section 13 and shall not use such records or information except to the extent otherwise permitted by this Agreement.

         7.3 Inspire Responsibilities; Rights.

                  (a) During the first three (3) years following Registration of the first Inspire Product in the U.S., Inspire shall provide, at Inspire's expense and in the form of Full-Time Sales Representatives, [**] of the budgeted Allergan sales force effort, as set forth in the latest Marketing Plan provided to the JCC, for the Inspire Product(s) (based on number of Allergan Full-Time Sales Representatives) in the U.S. In the event that during any two (2) calendar quarters Inspire fails to provide [**] of Allergan's budgeted sales force effort as required hereunder, Inspire shall have one (1) calendar quarter to cure such failure. If Inspire is unable to cure such failure during the calendar quarter cure period, the royalty amounts due on Net Sales of the Initial Product in the U.S. shall be adjusted on a going-forward basis, as set forth in Section 9.4(c). Notwithstanding the preceding, Inspire shall continue to have the right, at its sole option and expense, to continue to co-promote the Inspire Products after the expiration of the three (3) year period to the extent provided in Section 7.3(b).

                  (b) In addition to the obligations set forth in Section 7.3(a), Inspire shall have the right, at its election, at any time during the term of the Agreement, to promote any or all Inspire Products throughout the United States (the "Inspire Product Option").


                           (i) In the event that Inspire exercises its Inspire
Product Option, Inspire shall be entitled to provide, at its sole expense, up to such number of Inspire Full-Time Sales Representatives equal to [CONFIDENTIAL TREATMENT REQUESTED] of the budgeted Allergan sales force for such Inspire Product (based on the number of Allergan Full-Time Sales Representatives) in the United States (it being understood that if Inspire builds sales capacity within the [CONFIDENTIAL TREATMENT REQUESTED] range and Allergan's sales effort decreases, Inspire shall be entitled to maintain the previously set level of co-promotion effort, subject to the other provisions of this Agreement). In such event, the JCC shall determine the targets, roles and assignments of Inspire's and Allergan's sales representatives within such selling effort. In order to exercise the Inspire Product Option, Inspire must give Allergan written notice of such exercise at least ninety (90) days prior to the date Inspire intends to begin its co-promotion activities.

                           (ii) Should Inspire exercise its Inspire Product
Option, it is understood that Allergan will retain the exclusive rights to sell and distribute the Inspire Products in the Territory, so that Inspire's right and obligation to promote would be in the nature of a co-promotion arrangement in which Inspire and/or its designee promote such Inspire Products, but sales continue to be made by Allergan.

                           (iii) In the event that Inspire materially fails to
competently co-promote the Inspire Product(s), violates any law or regulation in connection with such co-promotion, or materially fails to promote the Inspire Product(s) consistent with the direction provided by the JCC, Allergan shall be entitled to terminate Inspire's right to co-promote any Inspire Products.

                  (c) In addition to the rights and obligation set forth in
Section 7.3(a) and (b), Inspire shall have the right, at its election, to co-promote Restasis(TM) throughout the United States at any time during the term of this Agreement (the "Restasis(TM) Option").

                           (i) In the event that Inspire exercises its
Restasis(TM) Option, Inspire shall be required, at its sole expense, to provide up to such number of Inspire Full-Time Sales Representatives equal to [**] of the budgeted Allergan sales force for Restasis(TM) (based on the number of Allergan Full-Time Sales Representatives) in the United States. In such event, the JCC shall determine the targets, roles and assignments of Inspire's and Allergan's sales representatives within such selling effort. Inspire shall provide Allergan with at least ninety

(90) days notice of its intent to begin co-promoting Restasis(TM) pursuant to the Restasis(TM) Option, shall provide at least ninety (90) days notice of any intent to cease co-promoting Restasis(TM) pursuant to this Section 7.3(c), and, in any event, if it commences the co-promotion of Restasis(TM) pursuant to the Restasis(TM) Option, Inspire shall not cease co-promoting Restasis(TM) during any Restasis(TM) marketing cycle, as determined by the JCC.

                           (ii) Should Inspire exercise its Restasis(TM) Option,
it is understood that Allergan will retain the exclusive rights to sell and distribute Restasis(TM) in the Restasis(TM) Territory, so that Inspire's right and obligation to promote would be in the nature of a co-promotion arrangement in which Inspire and/or its designee promote Restasis(TM), but sales continue to be made by Allergan.

                           (iii) In the event that Inspire materially fails to
competently co-promote Restasis(TM), violates any law or regulation in connection with such co-promotion, or materially fails to promote Restasis(TM) consistent with direction provided by the JCC, Allergan shall be entitled to terminate Inspire's rights to co-promote Restasis(TM).

                  (d) In addition to the rights and obligation set forth in
Section 7.3(a), (b) and (c), in the event that the JDC decides to terminate the Development Program for all Inspire Products in the U.S. in accordance with its responsibilities under Section 3.2(a) of ths Agreement (the "Program Termination") and the Registration in the U.S. for Restatis(TM) has been received, then Inspire shall, within six (6) months of such Program Termination, provide [CONFIDENTIAL TREATMENT REQUESTED] of the budgeted Allergan sales force effort, as set forth in the latest Marketing Plan provided to the JCC, for Restasis(TM) (based on number of Allergan Full-Time Sales Representatives) in the U.S. In the event that during any two (2) calendar quarters thereafter Inspire fails to provide [**] of Allergan's budgeted sales force effort as required hereunder, Inspire shall have one (1) calendar quarter to cure such failure. If Inspire is unable to cure such failure during the calendar quarter cure period, the royalty amounts due on Net Sales of Restasis shall be adjusted on a going-forward basis, as set forth in Section 9.6(b)(iii).

         7.4 Joint Obligations.

                  (a) The Parties agree that each will use its commercially reasonable efforts to secure all regulatory approvals necessary for the operation of the Agreement and will cooperate with one another to respond to, and defend against, any governmental or civil inquiry, investigation or challenge to the Agreement. The parties agree that Allergan shall pay [**] of the costs of any such response or defense, and the Inspire shall pay [**] of such costs.

                  (b) The Parties acknowledge and agree that in preparing for its obligations under Section 7.3(a), Inspire may be retaining sales representatives and building a sales force. Prior to Registration of the first Inspire Product in the U.S, the parties agree to negotiate, in good faith, a possible separate agreement pursuant to which Inspire's excess sales force capacity would be engaged by Allergan to co-promote another product or products of Allergan in the U.S, and Allergan will compensate Inspire for such capacity at a rate not to exceed Inspire's fully-burdened costs for such selling activity. Notwithstanding anything to the contrary herein, however, neither Party shall be obligated to enter into such separate agreement unless it determines, in its discretion, that such agreement is in its best interest.

         7.5 Termination. In the event that, following the review by the JCC and the Executive Officers pursuant to Section 3.4(b), Inspire believes that Allergan has not made reasonably sufficient progress in the commercialization of an Inspire Product in any country in the Territory in a manner consistent with the requirements and plans imposed by the JCC, Inspire shall provide Allergan with written notice of such claim with reasonable particularity. Allergan shall have one hundred eighty (180) days to take steps reasonably designed to cure such deficiency. In the event that Allergan has failed to cure in this time, Inspire may submit the matter to arbitration pursuant to Section 17.13. If the arbitrators (who shall take into account, among other things, the relative potential economic cost vs. benefit of commercializing the Inspire Products in such country) determine that Allergan has materially breached the Agreement, Inspire shall have the right, as its sole remedy, to terminate this Agreement with respect to such country or countries in which the arbitrators have determined that Allergan has not made sufficiently reasonable progress. In the event Inspire elects to terminate this Agreement in such country, it will no longer be entitled to those payments referenced in
Section 9.6 for sales of Restasis(TM) in such country.

         8. GRANT OF RIGHTS.

         8.1 License Grant to Allergan.

                  (a) Development License. Subject to the terms and conditions of this Agreement, Inspire hereby grants to Allergan, during the term of the Development Program, the exclusive (except as to Inspire as necessary for the purposes of this Agreement), paid-up license, with the right to grant sublicenses in accordance with the terms of this Agreement, under the Inspire Licensed Technology, to conduct the Development Program with respect to the Inspire Products.

                  (b) Commercialization License. Subject to the terms and conditions of this Agreement, Inspire hereby grants to Allergan an exclusive (except as to Inspire as necessary for the purposes of this Agreement) license throughout the Territory, with the right to grant sublicenses in accordance with the terms of this Agreement, under the Inspire Licensed Technology, to conduct the Commercialization Program with respect to the Inspire Products and develop, use, manufacture, register, market, distribute, sell, offer for sale and import the Inspire Products in the Field throughout the Territory.

                  (c) Notwithstanding anything else in this Agreement, no license is granted by Inspire under its rights in any patents or know-how whatsoever for any activities by Allergan that are outside the Field or outside the Territory or outside the scope of Allergan's rights and responsibilities under the Development Program and the Commercialization Program.

                  (d) In connection with the license rights granted to Allergan pursuant to this Section 8.1 and for so long as such license rights are in effect, Inspire hereby agrees not to assert against Allergan or any of its Affiliates or Sublicenses any claim under any patent owned or controlled by Inspire as of the Effective Date covering any Inspire Product.

         8.2 License Grant to Inspire.

                  (a) Subject to the terms and conditions of this Agreement, Allergan hereby grants to Inspire a co-exclusive (with Allergan) license in the U.S., with no right to grant sublicenses, under the Allergan Licensed Technology, to (i) conduct the Commercialization Program with respect to Restasis(TM), (ii) co-promote Restasis(TM) in the U.S. in the Field as provided in Section 7.3(c) or (d) in the event Inspire elects to exercise the Restasis(TM) Option or is obliged to, and does, co-promote

Restasis(TM) in accordance with its Restasis(TM) Obligation, and (iii) conduct such other activities as may be necessary or required in order to meet its obligations and exercise its rights under this Agreement with respect to Restasis(TM).

                  (b) Notwithstanding anything else in this Agreement, no license is granted by Allergan under its rights in any patents or know-how whatsoever for any activities by Inspire that are outside the Field or outside the Restasis(TM) Territory or outside the scope of Inspire's rights and responsibilities under the Development Program and, if Inspire has exercised the Restasis(TM) Option or is obliged to, and does, co-promote Restasis(TM) in accordance with its Restasis(TM) Obligation , Inspire's co-promotion obligations as expressly described in Section 7.3 above.

         8.3 Sublicensing.

                  (a) Allergan may grant sublicenses of the licenses granted to Allergan under Section 8.1 for any purposes; provided, however, that no sublicense granted by Allergan pursuant to this Section 8.3 shall be valid unless: (i) Allergan shall submit all proposed sublicenses to Inspire for approval, which approval shall not be unreasonably withheld or delayed; (ii) Allergan shall guarantee and be responsible for the making of all payments due, and the making of any reports under this Agreement, with respect to sales of Products by its Affiliates or Sublicensees and their compliance with all applicable terms of this Agreement; and (iii) each Affiliate or Sublicensee agrees in writing to maintain books and records and permit Inspire to review such books and records pursuant to the relevant provisions, and to observe all other applicable terms, of this Agreement. In addition, no sublicense granted by Allergan pursuant to this Section 8.3 of the licenses granted to Allergan under
Section 8.1 shall be valid unless each such Affiliate or Sublicensee agrees in writing to maintain scientific records and permit Inspire to inspect and copy such records and visit such facilities pursuant to the relevant provisions of Sections 5.5(d) and 5.5(e), and to observe all other applicable terms, of this Agreement. Allergan shall promptly provide Inspire with notice of any sublicense granted pursuant to this Section 8.3, and provide a copy of the sublicense agreement to Inspire upon its request.

                  (b) Allergan hereby unconditionally guarantees the performance of any of its Affiliates and Sublicensees hereunder. In the event of a breach by such an Affiliate or Sublicensee in the observance of applicable terms of this Agreement, Inspire shall be entitled to proceed against either such Affiliate or Sublicensee or directly against Allergan, as Inspire may determine in its sole discretion, to enforce this Agreement.

         8.4 Grantback Rights. Subject to the terms and conditions of this Agreement, Allergan hereby grants to Inspire an exclusive (except as to Allergan), paid-up license under any patents or know-how that embody or relate to Inventions that are solely owned by or exclusively licensed to Allergan or its Affiliates and relate specifically to the Compound and/or the Inspire Products and are not of general utility (i.e., useful for purposes other than uses with the Compound and/or Inspire Products): (i) to develop, make, have made, use, offer to sell, sell and have sold products with applications outside the Field for all purposes worldwide (including, without limitation, within the Territory), and (ii) to develop, make, have made, use, offer to sell, sell and have sold products with applications within the Field for all purposes outside the Territory. The foregoing licenses shall include the right to grant sublicenses.

         8.5 Trademarks; Logos. Allergan shall market the Products throughout the Applicable Territory under a trademark or trademarks (collectively, the "Trademarks") selected by Allergan. Except as otherwise expressly provided in this Agreement, Allergan shall own all right, title and interest in and to such Trademarks. All labeling and packaging for all Inspire Products to be marketed and sold in the Territory shall contain the Inspire name or logo with the same prominence as the Allergan name or logo. In the event that Inspire exercises the Restasis(TM) Option or is obliged to, and does, co-promote Restasis(TM) in accordance with its Restasis(TM) Obligation, then the labeling and packaging for Restasis(TM) to be marketed and sold in the U.S. shall contain both the Allergan and Inspire names and/or logos with the same prominence.

         8.6 Adverse Drug Experience Reporting.

                  (a) Each Party responsible for clinical trials shall, with respect to such trials, record, evaluate, summarize and review all adverse drug experiences associated with the Compound and the Products. In addition, supplemental information must be provided regarding the Compound and the Products at periodic intervals and adverse drug experiences must be reported at more frequent intervals depending upon the severity of the experience. Consequently, each Party agrees to:

                           (i) in a timely manner, provided to the other Party
for initial and/or periodic submission to government agencies significant information on the Compound and the Products from preclinical laboratory, animal toxicology and pharmacology studies, as well as adverse drug experience reports from clinical trials and commercial experiences with the Compound and each Product;

                           (ii) in connection with the Compound and the
Products, promptly report to the other Party the receipt of a report of any unexpected Serious Adverse Drug Experience with the Compound and the Products, if required for either Party to comply with regulatory requirements; and

                           (iii) in connection with marketed Products, promptly
report to the other Party any serious adverse drug experience with such Products that are unexpected.

                  (b) For purposes of this Agreement, "Serious Adverse Drug Experience" means any adverse drug experiencing occuring at any dose that results in any of the following outcomes: death, a life-threatening adverse drug experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congential anomaly/birth defect. Important medical events that may not result in death, be life-threatening, or require hospitalization may be considered a serious adverse drug experience when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition. An unexpected adverse drug experience is one that is not listed in the current labeling for a drug product. This includes events that may be symptomatically and pathophysiologically related to an event listed in the labeling, but differ from the event because of greater severity or specificity.

                  (c) Each Party shall promptly report to the other Party the information set forth above affecting the Compound or any of the Products in any country, whether or not in the Compound's or Product's Applicable Territory.

                  (d) Each Party agrees that it if contracts with a Third Party, for research to be performed by such Third Party on the Compound and/or a Product, that Party agrees to require such Third Party to report to the contracting Party the information set forth above.

                  (e) Beginning on the Effective Date, Allergan shall be responsible for reporting all adverse drug experiences related to the Parties activities under this Agreement to the appropriate regulatory authorities in the countries in which the Compound or such Products are being developed or commercialized, in accordance with the appropriate laws and regulations of the relevant countries and authorities. Allergan shall ensure that its Affiliates and Sublicensees comply with such reporting obligations. Each Party will also advise the other of any regulatory developments (e.g. proposed recalls, labeling and other registrational dossier changes, etc.) affecting the Compound or a Product in any country in the Applicable Territory.

                  (f) Any information required pursuant to this Section 8.6 shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

                           (i)  In the case of Inspire, to:

                                Inspire Pharmaceuticals, Inc.
                                4222 Emperor Boulevard, Suite 470
                                Durham, North Carolina  27703
                                Attention: Anita Woodring, Regulatory Affairs Facsimile No.: (919) 941-9798
                                Telephone No.: (919) 941-9777

                           (ii) In the case of Allergan, to:

                                Allergan, Inc.
                                2525 Dupont Drive
                                Irvine, CA  92612
                                Attention:  Peter Kresel, Regulatory Affairs
                                Facsimile No.: (714) 246-4272
                                Telephone No.: (714) 246-6781

or to such other address for such Party as it shall have specified by like notice to the other Party; provided, however, that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third (3rd) business day after such notice or request was deposited with the U.S. Postal Service.

         9. MILESTONES AND ROYALTIES.

         9.1 Upfront Payments to Inspire. As partial consideration to Inspire for the licenses and other rights granted to Allergan under this Agreement, Allergan shall pay to Inspire a non-refundable, non-creditable up-front payment of [CONFIDENTIAL TREATMENT REQUESTED], upon the execution of this Agreement by both Parties, as reimbursement for prior amounts expensed by Inspire for certain development efforts with respect to the Compound.

         9.2 Milestone Payments to Inspire. As further consideration to Inspire for the license and other rights granted to Allergan under this Agreement, Allergan shall pay to Inspire the following milestone payments upon the first occurrence of each event set forth below with respect to the Initial Product and any Collaboration Product(s):


         [CONFIDENTIAL TREATMENT REQUESTED]
















              The Party responsible for achieving the particular milestone event shall be responsible for promptly informing the other party when such milestone has been achieved. Each of the payments required pursuant to this Section 9.2 shall be paid within ten (10) days after either Party obtains written notice from the other that such milestone has been achieved.

         9.3 Credits Against Future Royalties.

                  (a) [CONFIDENTIAL TREATMENT REQUESTED] of the amount paid upon the occurrence of Milestone Event 3 pursuant to Section 9.2 shall be creditable, as an offset, against the royalties payable by Allergan to Inspire under Section 9.4, on Net Sales by Allergan, its Affiliates and Sublicensees of the Initial Product in the U.S.; provided, however, that such offset shall not exceed [CONFIDENTIAL TREATMENT REQUESTED] of said royalties on Net Sales of the Initial Product in the U.S. in any one (1) calendar year.

                  (b) [CONFIDENTIAL TREATMENT REQUESTED] of the amount paid upon the occurrence of Milestone Event 5 pursuant to Section 9.2 shall be creditable, as an offset, against the royalties payable by Allergan to Inspire under Section 9.4, on Net Sales by Allergan, its Affiliates and Sublicensees of the applicable Inspire Product outside the United States; provided, however, that such offset shall not exceed [**] of said royalties on Net Sales of the applicable Inspire Product outside the United States in any one (1) calendar year.

                  (c) The royalty credit offsets referenced in section 9.3(a) and 9.3(b) shall be carried forward into future years until exhausted.

         9.4 Inspire Product Royalty Payments. As further consideration to Inspire for the license and other rights granted to Allergan under this Agreement, and subject to Section 7.3, during the term of this Agreement, Allergan shall pay to Inspire a royalty on Net Sales of the Inspire Products as follows:

                  (a) With respect to sales of the Initial Product and subject to Section 9.4(c), an amount equal to (i) [CONFIDENTIAL TREATMENT REQUESTED] of the aggregate Net Sales by Allergan and its Affiliates in the U.S.; and (ii) [CONFIDENTIAL TREATMENT REQUESTED] of the aggregate Net Sales by Allergan and its Affiliates in the remainder of the Territory, outside the U.S.

                  (b) With respect to sales of the Collaboration Products, an amount equal to (i) [CONFIDENTIAL TREATMENT REQUESTED] of the aggregate Net Sales by Allergan and its Affiliates in the U.S.; and (ii) [CONFIDENTIAL TREATMENT REQUESTED] of the aggregate Net Sales by Allergan and its Affiliates in the remainder of the Territory, outside the U.S.

                  (c) In the event that Inspire fails to meet the requirements of Section 7.3(a) and fails to cure within the time period provided in such
Section 7.3(a), the royalty rate on Net Sales by Allergan, its Affiliates and its Sublicensees, of the Initial Product in the U.S. shall be adjusted, commencing on the quarter immediately following the second calendar quarter in which Inspire failed to meet the requirements of Section 7.3(a) and continuing for so long as Allergan is obligated to pay a royalty on Net Sales of the Initial Product, by reducing the percentage due to Inspire from [CONFIDENTIAL TREATMENT REQUESTED]. In no case shall any retroactive adjustment be made for royalties previously paid to Inspire.

         9.5 Obligation to Pay Royalties. There shall be no obligation to pay royalties to Inspire under this Section 9 on sales of Inspire Products between Allergan and its Affiliates but in such instances the obligation to pay royalties shall arise upon the sale by Allergan or its Affiliates to unrelated Third Parties, such as end users and distributors. Payments due under this
Section 9 shall be deemed to accrue when Inspire Products are shipped or billed, whichever event shall first occur.

         9.6 Royalties on Other Payments. In the event that Allergan grants to any Third-Party a sublicense of the rights and licenses granted to Allergan hereunder, all compensation and consideration (whether in the form of signing fee, license fee, milestone payment, royalty or otherwise, but excluding payments for research and development support for Inspire Products that can be substantiated or for equity issued by Allergan at or above fair market value) paid to Allergan for the grant of any such sublicense or right to market Inspire Products shall be considered "Net Sales" for purposes of Section 9.4.

         9.7 Payments with Respect to Restasis(TM).

                  (a) Milestone to Allergan. As partial consideration to Allergan for the license and other rights granted to Inspire under this Agreement, Inspire shall pay to Allergan a milestone of [**] upon the receipt of the first Registration for Restasis(TM) in any country in the Restasis(TM) Territory, which milestone shall be paid by applying as a credit against said milestone any and all royalties due to Inspire on Net Sales of Restasis(TM) throughout the term of this Agreement until the milestone amount is paid in full; provided, however, that such credit shall not exceed [CONFIDENTIAL TREATMENT REQUESTED] of said royalties on Net Sales of Restasis(TM) in any one (1) calendar year. Interest shall not accrue on outstanding milestone amounts due to Allergan and, in the event that, upon expiration or termination of this Agreement (unless terminated by Allergan for Inspire's material breach), any amounts are still owed to Allergan on said milestone, all such outstanding amounts shall be forgiven.

                  (b) Restasis(TM) Royalties. As further consideration to Inspire for the license and other rights granted to Allergan under this Agreement, during the term of this Agreement, Allergan shall pay to Inspire a royalty on Net Sales by Allergan or its Affiliates of Restasis(TM) in each country in the Restasis(TM) Territory, as follows:

                           (i) For sales of Restasis(TM)in the United States and
subject to Section 9.6(b)(iii) below:

                                    A. For the first (1st) twelve-month period
(i.e., months 1 through 12) following the First Commercial Sale of Restasis(TM)in the United States, the royalty shall be [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales of Restasis(TM)in the United States;

                                    B. For the second (2nd) twelve-month perior
(i.e., months 13 through 24) following the First Commercial Sale of Restasis(TM)in the United States, the royalty shall be [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales of Restasis(TM)in the United States;

                                    C. For the third (3rd) twelve-month period
(i.e., months 25 through 36) following the First commercial Sale of Restasis(TM)in the United States, the royalty shall be [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales of Restasis(TM)in the United States;

                                    D. For the fourth (4th) twelve-month period
(i.e., months 37 through 48) following the First Commercial Sales of Restasis(TM)in the United States, the royalty shall be [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales of Restasis(TM)in the United States;

                                    E. Commencing on the first day of the
forty-ninth (49th) month following the First Commercial Sale of Restasis(TM)in the United States and continuing through the term of this Agreement, the royalty shall be [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales of Restasis(TM)in the United States;

                           (ii) For sales of Restasis(TM)in all countries in the
Restasis(TM)Territory other than the United States and subject to Section 9.6(b)(iii) below:

                                    A. For the first (1st) twelve-month period
following the First Commercial Sale of Restasis(TM)in a particular country, the royalty shall be [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales of Restasis(TM)in that country;

                                    B. Commencing on the first day of the
thirteenth (13th) month following the First Commercial Sale of Restasis(TM) in a particular country, through the term of the Agreement, the royalty shall be [**] of Net Sales of Restasis(TM) in that particular country.

                           (iii) Notwithstanding any other provision of this
Agreement, upon Program Termination as set forth in Section 7.3(d), and in the event of Inspire's failure to cure within the time period provided in such
Section 7.3(d) its failure to meet the Restasis(TM) Obligation, each of the above-referenced royalties shall be [CONFIDENTIAL TREATMENT REQUESTED], to the following:

                                    A. The royalty referenced in Section
9.6(b)(i)(B) shall be [CONFIDENTIAL TREATMENT REQUESTED].

                                    B. The royalty referenced in Section
9.6(b)(i)(C) shall be [CONFIDENTIAL TREATMENT REQUESTED].

                                    C. The royalty referenced in Section
9.6(b)(i)(D) shall be [CONFIDENTIAL TREATMENT REQUESTED].

                                    D. The royalty referenced in Section
9.6(b)(i)(E) shall be [CONFIDENTIAL TREATMENT REQUESTED];

                                    E. The royalty referenced in Section
9.6(b)(ii)(B) shall be [**].

         10. PAYMENTS AND REPORTS.

         10.1 Payments. Beginning with the calendar quarter in which the First Commercial Sale is made in the Territory and for each calendar quarter thereafter, Allergan shall submit a statement, Inspire Product-by-Inspire Product and country-by-country, which shall set forth the amount of Net Sales during such quarter and the amount of royalties due on such Net Sales. Each such statement shall be accompanied by the payment due to Inspire and shall be submitted quarterly within sixty (60) days after the end of each calendar quarter.

         10.2 Mode of Payment. Allergan shall make all payments required under this Agreement as directed by Inspire from time to time, net of any out-of-pocket transfer costs or fees, in U.S. Dollars. Whenever conversion of payments from any foreign currency shall be required, such conversion shall be at the rate of exchange used by Allergan for its own financial reporting purposes at such time without taking into account the effect of any hedging transactions by Allergan or its Affiliates.

         10.3 Records Retention. Allergan and its Affiliates and Sublicensees shall keep complete and accurate records pertaining to the sale of Products, for a period of three (3) calendar years after the year in which such sales or costs occurred, and in sufficient detail to permit Inspire to confirm the accuracy of the aggregate royalties provided by Allergan hereunder.

         10.4 Audit Request. During the term of this Agreement and for a period of three (3) years thereafter, at the request and expense of Inspire, Allergan and its Affiliates and Sublicensees shall permit an independent, certified public accountant appointed by Inspire and reasonably acceptable to Allergan, at reasonable times and upon reasonable notice, to examine such records as may be necessary to determine the correctness of any report or payment made under this Agreement.

Results of any such examination shall be made available to both Parties except that said independent, certified public accountant shall verify to Inspire only the amounts due to Inspire and shall disclose no other information revealed in such audit

         10.5 Cost of Audit. Inspire shall bear the full cost of the performance of any audit requested by Inspire except as hereinafter set forth. If, as a result of any inspection of the books and records of Allergan, its Affiliates or its Sublicensees, it is shown that Allergan's payments under this Agreement were less than the amount which should have been paid, then Allergan shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within thirty (30) days after Inspire's demand therefor. Furthermore, if the payments made were less than ninety-five percent (95%) of the amount that should have been paid during the period in question, Allergan shall also reimburse Inspire for the reasonable costs of such audit.

         10.6 No Non-Monetary Consideration for Sales. Without the prior written consent of Inspire, Allergan, its Affiliates and its Sublicensees shall not accept or solicit any non-monetary consideration of the sale of the Products other than as would be reflected in Net Sales. The use by Allergan, its Affiliates and its Sublicensees of a commercially reasonable amount of the Products for promotional sampling shall not violate this Section 10.6.

         10.7 Taxes. In the event that Allergan is required to withhold any tax to the tax or revenue authorities in any country in the Applicable Territory regarding any payment to Inspire due to the laws of such country, such amount shall be deducted from the payment to be made by Allergan, and Allergan shall promptly notify Inspire of such withholding and, within a reasonable amount of time after making such deduction, furnish Inspire with copies of any tax certificate or other documentation evidencing such withholding. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

         11. MANUFACTURE AND SUPPLY.

         11.1 Allergan's Supply of Compound; Processing of Finished Product.

                  (a) Commencing on the Effective Date, and thereafter during the term of this Agreement Allergan shall be solely responsible for the manufacture or supply of all its requirements of the Compound for Allergan's pre-clinical, clinical and commercial use in the Territory (but not Inspire's requirements for its pre-clinical and clinical uses) in order to meet its obligations under Sections 5.3 and 7.2 (which shall be deemed to include all of the requirements of Allergan's Affiliates and Sublicensees).

                  (b) Allergan (or its Affiliates or Sublicensees) shall be responsible for processing the Compound into the Inspire Products in finished form and for putting such Inspire Products in final packaged form, including, without limitation, all product labeling, subject to Section 8.5, and other package inserts and materials required by the applicable Regulatory Authority(ies).

         11.2 Inspire's Supply of Compound; Samples.

                  (a) Inspire shall be responsible for the manufacture or supply of all its requirements of clinical supplies of the Compound and/or the Initial Product for its use in the clinical trials Inspire is conducting pursuant to its obligations under Section 5.2

                  (b) In connection with Inspire's co-promotion obligations in
Section 7.3(a), and in the event Inspire exercises its Co-Promotion Option to co-promote any Inspire Product(s) and/or Restasis(TM) in the U.S., Allergan shall provide the Inspire sales representatives, at Allergan's sole cost and expense, with same quantities of such Product(s), as the case may be, for promotional sampling along with the same quantities of all promotional materials that may be provided to the Allergan sales representatives, on a pro-rata basis. Sufficient quantities of Product(s) and promotional materials for Inspire sales representatives shall be based on the number of Inspire sales representatives set forth in the most recent Marketing Plan provided to the JCC.

         12. OWNERSHIP; PATENTS.

         12.1 Ownership of Inspire Patents.

                  (a) Except as otherwise provided in Section 12.1(b) or (c), Inspire shall retain all right, title and interest in and to the Inspire Patents and Inspire Know-how, regardless of which Party prepares and prosecutes the applications associated therewith, or maintains the patents, copyrights or other intellectual property rights related thereto, subject to the license granted to Allergan pursuant to Section 8.1. Rights to Inventions relating to the Inspire Licensed Technology made solely by employees of Inspire shall belong to Inspire.

                  (b) Rights to Inventions relating to the Inspire Licensed Technology made solely by employees of Allergan shall belong to Allergan.

                  (c) Rights to Inventions relating to the Inspire Licensed Technology which were made jointly by employees of Inspire and by employees of Allergan shall belong jointly to Inspire and to Allergan. Such joint Inventions relating to the Inspire Licensed Technology shall be subject to the Field and territorial restrictions of this Agreement with respect to manufacture, use and sale of such Inventions. The Parties shall be under no territorial or field restrictions with respect to joint Inventions outside of the Field, and shall have the right to manufacture, have manufactured, use, sell, and offer to sell joint Inventions relating to the Inspire Licensed Technology outside of the Field anywhere, and to license others to do so, without accounting to each other.

         12.2 Ownership of Allergan Patents.

                  (a) Except as otherwise provided in Section 12.2(b) or (c), Allergan shall retain all right, title and interest in and to the Allergan Patents and Allergan Know-how, regardless of which Party prepares and prosecutes the applications associated therewith, or maintains the patents, copyrights or other intellectual property rights related thereto, subject to the license granted to Inspire pursuant to Section 8.2. Rights to Inventions relating to the Allergan Licensed Technology made solely by employees of Allergan shall belong to Allergan.

         12.3 Maintenance of the Inspire Patents.

                  (a) Inspire shall have full responsibility for, and shall control the preparation and prosecution of, all patent applications and the maintenance of all patents relating to the Inspire Licensed Technology (including the Inspire Patents) throughout the Territory. In connection therewith, Inspire shall consult with Allergan in order to assure that all future filings with respect to the Inspire Patents are made in a timely manner and identify the relevant countries in the Territory, to the extent that Inspire can do so. Inspire shall pay all costs and expenses of filing, prosecuting and maintaining the Inspire Patents and the patents covering Inventions arising from both the Allergan Licensed Technology and the Inspire Licensed Technology which are owned solely by Inspire. Notwithstanding the foregoing, Inspire shall not have the right to file patent applications or maintain patents for Inventions solely owned by Allergan, regardless of whether such Inventions relate to the Inspire Licensed Technology. Upon written notice to Inspire that a patent application should be filed for an Invention relating to an Inspire Product that Allergan intends to commercialize in a particular country, and provided such notice includes an affirmative obligation on the part of Allergan to diligently pursue Registration in such country, Inspire shall, at it sole cost and expense, file patent applications for any Invention licensed to Allergan pursuant to
Section 8.1 in such country; provided, however, that should Allergan fail to launch the Initial Product and/or any Collaboration Product(s) in such country within a reasonable period of time after obtaining Registration of such Inspire Product in such country, Allergan shall reimburse Inspire for one hundred percent (100%) of Inspire's costs and expenses incurred in connection with such filing.

                  (b) Inspire shall select qualified independent patent counsel to file and prosecute all patent applications pursuant to Section 12.3(a). Inspire shall provide copies to Allergan of any filings made to, and written communications received from, any patent office relating, in whole or in part, to the Inspire Licensed Claims.

                  (c) Each Party agrees promptly to provide to the other Party a complete written disclosure of any Invention relating to the Inspire Licensed Technology made by such Party. Inspire shall determine whether any such Invention owned solely by Inspire or jointly by Inspire and Allergan is patentable and whether filing a patent application is economically justifiable, and if so, shall proceed with the preparation and prosecution of a patent application covering any such Invention. If Inspire elects not to file patent applications for any such Invention owned jointly by the Parties, Allergan shall have the right to file and prosecute patent applications for such joint Inventions in any country in which Inspire elects not to file for patent protection. Allergan shall determine whether any Invention relating to the Inspire Licensed Technology owned solely by Allergan is patentable and whether filing a patent application is economically justifiable, and if so, shall proceed with the preparation and prosecution of a patent application covering such Invention.

                  (d) Inspire and Allergan shall share all costs and expenses of filing, prosecuting and maintaining patents covering Inventions relating to the Inspire Licensed Technology owned jointly by Allergan and Inspire in the Territory. If either Party elects not to pay for: (i) the filing of a patent application in the Territory on any such Inspire Patents or Invention which the other Party reasonably believes is patentable, or (ii) the further prosecution or maintenance of any such Inspire Patents or Invention in the Territory, or
(iii) the filing of any divisional or continuing patent application based on any Inspire Patents or Invention in the Territory, such Party shall notify the other Party in a timely manner and the other Party may do so at its own expense. In such event, such patent or application in the Territory shall be assigned by such Party to the other Party, all of such assigning Party's rights in such patent or application in the Territory shall cease and the license grant under
Section 8 relating to such assigned patent or patent application shall terminate.

                  (e) Each Party agrees to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance and enforcement of all such patents and patent applications.

         12.4 Maintenance of Allergan's Patents.

                  (a) Allergan shall have full responsibility for, and shall control the preparation and prosecution of, all patent applications and the maintenance of all patents relating to the Allergan Licensed Technology (including the Allergan Patents) throughout the Restasis(TM) Territory. In connection therewith, Allergan shall consult with Inspire in order to assure that all future filings with respect to the Allergan Patents are made in a timely manner and identify the relevant countries in the Restasis(TM) Territory, to the extent that Allergan can do so. Allergan shall pay all costs and expenses of filing, prosecuting and maintaining the Allergan Patents and the patents covering Inventions arising from both the Allergan Licensed Technology and the Inspire Licensed Technology owned solely by Allergan in the Applicable Territory. Notwithstanding the foregoing, Allergan shall not have the right to file patent applications or maintain patents for Inventions solely owned by Inspire, regardless of whether such Inventions relate to the Allergan Licensed Technology.

                  (b) Allergan shall select qualified independent patent counsel to file and prosecute all patent applications pursuant to Section 12.4(a). Allergan shall provide copies to Inspire of any filings made to, and written communications received from, any patent office relating, in whole or in part, to the Allergan Licensed Claims.

                  (c) Each Party agrees promptly to provide to the other Party a complete written disclosure of any Invention relating to the Allergan Licensed Technology made by such Party. Allergan shall determine whether any such Invention owned solely by Allergan or jointly by Allergan and Inspire is patentable and whether filing a patent application is economically justifiable, and if so, shall proceed with the preparation and prosecution of a patent application covering any such Invention. If Allergan elects not to file patent applications for any such Invention relating to the Allergan Licensed Technology owned jointly by the Parties, Inspire shall have the right to file and prosecute patent applications for such joint Inventions in any country in which Allergan elects not to file for patent protection. Inspire shall determine whether any Invention relating to the Allergan Licensed Technology owned solely by Inspire is patentable and whether filing a patent application is economically justifiable, and if so, shall proceed with the preparation and prosecution of a patent application covering any such Invention.

                  (d) Allergan and Inspire shall share all costs and expenses of filing, prosecuting and maintaining patents covering Inventions relating to the Allergan Licensed Technology owned jointly by Allergan and Allergan in the Restasis(TM) Territory. If either Party elects not to pay for: (i) the filing of a patent application in the Restasis(TM) Territory on any such Allergan Patents or Invention which the other Party reasonably believes is patentable, or (ii) the further prosecution or maintenance of any such Allergan Patents or Invention in the Restasis(TM) Territory, or (iii) the filing of any divisional or continuing patent application based on any Allergan Patents or Invention in the Restasis(TM) Territory, such Party shall notify the other Party in a timely manner and the other Party may do so at its own expense. In such event, such patent or application in the Restasis(TM) Territory shall be assigned by such Party to the other Party, all of such assigning Party's rights in such patent or application in the Restasis(TM) Territory shall cease and the license grant under Section 8 relating to such assigned patent or patent application shall terminate.

                  (e) Each Party agrees to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance and enforcement of all such patents and patent applications.

         12.5 Patent Enforcement.

                  (a) If either Party learns of an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such claim (any of the foregoing, an "infringement") by a Third Party with respect to any Inspire Licensed Technology within the Territory, or any Allergan Licensed Technology within the Restasis(TM) Territory, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

                  (b) Inspire shall have the first right, but not the duty, to institute patent infringement actions against Third Parties based on any Inspire Licensed Technology in the Territory. Allergan shall have the first right, but not the duty, to institute patent infringement actions against Third Parties based on any Allergan Licensed Technology in the Restasis (TM) Territory. If Inspire (or its designee), or Allergan (or its designee), as the case may be, does not secure actual cessation of such infringement (except by granting said Third Party a license under the infringed patents) or institute an infringement proceeding against an offending Third Party within one hundred eighty (180) days of learning of such infringement, the other Party shall have the right, but not the duty, to institute such an action with respect to any infringement by such Third Party. The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions and shall otherwise cooperate in the institution and prosecution of such actions (including, without limitation, consenting to being named as a nominal party thereto). Any award paid by Third Parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be applied first to reimburse both Parties for all costs and expenses incurred by the Parties with respect to such action on a pro rata basis and, if after such reimbursement any funds shall remain from such award, they shall be allocated as follows: (i) if Inspire has instituted and maintained such action alone, Inspire shall be entitled to retain such remaining funds; (ii) if Allergan has instituted and maintained such action alone, Allergan shall be entitled to retain such remaining funds, but shall pay Inspire a royalty, as if such remaining funds constituted Net Sales, at the applicable rate for the country in which such action takes place; or (iii) if the Parties have cooperated in instituting and maintaining such action, the Parties shall allocate such remaining funds between themselves in the same proportion as they have agreed to bear the expenses of instituting and maintaining such action.

         12.6 Infringement Action by Third Parties.

                  (a) In the event of the institution or threatened institution of any suit by a Third Party against Allergan for patent infringement involving the sale, distribution or marketing of a Product in the Applicable Territory where such infringement claim is a result of the use of the Inspire Licensed Technology or the Allergan Licensed Technology, Allergan shall promptly notify Inspire in writing of such suit. Unless otherwise covered by Section 14.3(c), Allergan shall have the right to defend such suit at its own expense and shall be responsible for all damages incurred as a result thereof. Inspire hereby agrees to assist and cooperate with Allergan, at Allergan's reasonable request and expense, in the defense of any suit related to the Inspire Licensed Technology (including, without limitation, consenting to being named as a nominal party thereto). During the pendency of such action and thereafter, Allergan shall continue to make all payments due under this Agreement. If Allergan finally prevails and receives an award from such Third Party as a result of such action (whether by way of judgment, award, decree, settlement or otherwise), such award shall be retained entirely by Allergan. After deducting its litigation expenses and costs (including attorneys' fees and expenses), the remainder of any monetary award recovered by Allergan in such action shall be deemed to constitute Net Sales for purposes of this Agreement, and Allergan shall be obligated to pay the royalty due and owing under this Agreement with respect thereto.

                  (b) Unless otherwise covered by Section 14.3(c), in the event that the Parties, through the JDC, determine that (i) a license under Third Party patents should be obtained to avoid infringement of such Third Party patents in order to make, have made, use or sell the Initial Product or any Collaboration Product in the Field in any country(ies) of the Territory or (ii) royalties should be paid to such Third Party in respect of sales of such Initial Product or such Collaboration Products in the Field in such country(ies) of the Territory, then the Parties shall share the costs associated with such license or royalty with Allergan being responsible for [CONFIDENTIAL TREATMENT REQUESTED] of such costs, and the Inspire responsible for [**] of such costs. Allergan shall be allowed to offset the amount of Inspire's payments under this
Section 12.6(b) against royalties accrued and due Inspire for the Inspire Products for such yearly period; provided however, that, under no circumstances shall such an offset exceed [**] of the royalty amounts otherwise payable by Allergan for the Inspire Products hereunder.

         13. PUBLICATION; CONFIDENTIALITY.

         13.1 Notification. Both Parties recognize that each may wish to publish the results of their work relating to the subject matter of this Agreement. However, both Parties also recognize the importance of acquiring patent protection. Consequently, subject to any applicable laws or regulations obligating either Party to do otherwise, any proposed publication by either Party shall comply with this Section 13.1. All publications, whether written or oral, shall be prepared in accordance with the joint publication strategy established and approved by the JDC. At least forty-five (45) days before a manuscript is to be submitted to a publisher, the publishing Party will provide the JDC with a copy of the manuscript. If the publishing Party wishes to make an oral presentation, it will provide the JDC with a summary of such presentation at least twenty (20) business days before such oral presentation and, if an abstract is to be published, five (5) business days before such abstract is to be submitted. Any oral presentation, including any question period, shall not include any Confidential Information unless both Parties otherwise mutually agree in writing in advance of such oral presentation.

         13.2 Review. The JDC will review the manuscript, abstract, text or any other material provided under Section 13.1 to determine whether patentable subject matter is disclosed. The JDC will notify the publishing Party within thirty (30) days of receipt of the proposed publication (or within five (5) business days in the case of abstracts) if the JDC, in good faith, determines that patentable subject matter is or may be disclosed, or if the JDC, in good faith, believes Confidential Information is or may be disclosed. If it is determined by the JDC that patent applications should be filed, the publishing Party shall delay its publication or presentation for a period not to exceed ninety (90) days from the JDC's receipt of the proposed publication or presentation to allow time for the filing of patent applications covering patentable subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the ninety (90) day period, the JDC will discuss the need for obtaining an extension of the publication delay beyond the ninety (90)-day period. If it is determined in good faith by the JDC that Confidential Information or proprietary information is being disclosed, the Parties will consult in good faith to arrive at an agreement on mutually acceptable modifications to the proposed publication or presentation to avoid such disclosure.

         13.3 Exclusions. Nothing in Sections 13.1 or 13.2 shall prevent either
Party: (i) in connection with efforts to secure financing at any time during the term of this Agreement, from issuing statements as to achievements made, and the status of the work being done by the Parties, under this Agreement, so long as such statements do not jeopardize the ability to obtain patent protection on Inventions or disclose non-public technical or scientific Confidential Information; or (ii) from issuing statements that such Party determines to be necessary to comply with applicable law (including the disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by such Party are traded); provided, however, that, to the extent practicable under the circumstances, such Party shall provide the other Party with a copy of the proposed text of such statements sufficiently in advance of the scheduled release thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

         13.4 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the term of this Agreement and for ten (10) years thereafter, the receiving Party, its Affiliates, its licensees and its sublicensees shall, and shall ensure that their respective employees, officers and directors shall, keep completely confidential and not publish or otherwise disclose and not use for any purpose any information furnished to it or them by the other Party, its Affiliates, its licensees or its sublicensees or developed under or in connection with this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others (all such information to which none of the foregoing exceptions applies, shall be deemed "Confidential Information").

         13.5 Exceptions to Obligation. The restrictions contained in Section
13.4 shall not apply to Confidential Information that: (i) is submitted by the recipient to governmental authorities to facilitate the issuance of Registrations for the Product, provided that reasonable measures shall be taken to assure confidential treatment of such information; (ii) is provided by the recipient to Third Parties under confidentiality provisions at least as stringent as those in this Agreement, for consulting, manufacturing development, manufacturing, external testing, marketing trials and, with respect to Allergan, to Third Parties who are Sublicensees or other development/marketing partners of Allergan with respect to any of the subject matter of this Agreement; or (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is required to make any such disclosure of the other Party's Confidential Information such Party will, except where impracticable for necessary disclosures (for example, to physicians conducting studies or to health authorities), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.

         13.6 Limitations on Use. Each Party shall use, and cause each of its Affiliates, its licensees and its sublicensees to use, any Confidential Information obtained by such Party from the other Party, its Affiliates, its licensees or its sublicensees, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated hereby.

         13.7 Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other Party, its Affiliates, its licensees and/or its sublicensees from any violation or threatened violation of this Section 13.

         14. RECALL; INDEMNIFICATION; INSURANCE.

         14.1 Investigation; Recall In the event that the Regulatory Authority in any country in an Applicable Territory shall allege or prove that a Product does not comply with applicable rules and regulations in such country, Allergan shall notify Inspire immediately and both Parties shall cooperate fully regarding the investigation and disposition of any such matter. If Allergan is required or should deem it appropriate to recall any Product, Allergan shall bear all costs and expenses associated with such recall unless such recall results from Inspire's breach of its representations and/or warranties in this Agreement, or unless such recall otherwise results from Inspire's willful wrongdoing or negligence, in which case Inspire, and not Allergan, shall bear all costs and expenses associated with such recall.

         14.2 Indemnification by Allergan. Allergan shall indemnify, defend and hold harmless Inspire and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from:

                  (a) negligence, recklessness or wrongful intentional acts or omissions of Allergan, its Affiliates or its Sublicensees, if any, and their respective directors, officers, employees and agents, in connection with the work performed by Allergan under the Development Program or the fulfillment of Allergan's obligatons under the Commercialization Program;

                  (b) any warranty claims, Product recalls or any tort claims of personal injury (including death) or property damage relating to or arising out of any manufacture, use, distribution or sale of the Products by Allergan, its Affiliates or its Sublicensees and due to any negligence, recklessness, or wrongful intentional acts or omissions by or strict liability of, Allergan or its Affiliates or Sublicensees and their respective directors, officers, employees and agents.; or

                  (c) any breach of any representation or warranty made by Allergan under Section 2.

         14.3 Indemnification by Inspire. Inspire shall indemnify, defend and hold harmless Allergan, its Affiliates, its Sublicensees and distributors, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from:

                  (a) negligence, recklessness or wrongful intentional acts or omissions of Inspire or its Affiliates, and their respective directors, officers, employees and agents, in connection with Inspire's fulfillment of its obligations under the Development Program or the fulfillment of Inspire's obligation under the Commercialization Program;

                  (b) any tort claims of personal injury (including death) or property damage relating to or arising out of any manufacture, use, distribution or sale of Products by Inspire or its Affiliates during the preclinical and clinical phases of the Initial Product and due to any negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, Inspire or its Affiliates, and their respective directors, officers, employees and agents; or

                  (c) any breach of any representation or warranty made by Inspire under Section 2.

         14.4 Notice of Indemnification. In the event that any person (an "Indemnitee") entitled to indemnification under Section 14.2 or 14.3 is seeking such indemnification, such Indemnitee shall inform the indemnifying Party of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided that such settlement does not impose any obligation on, or otherwise adversely affect, the Indemnitee or the other Party) and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim.

         14.5 Complete Indemnification. As the Parties intend complete indemnification, all costs and expenses incurred by an Indemnitee in connection with enforcement of Sections 14.2 and 14.3 shall also be reimbursed by the indemnifying Party.

         14.6 Insurance. Each Party shall maintain adequate insurance against liability and other risks associated with its activities contemplated by this Agreement, including but not limited to its clinical trials and its indemnification obligations herein, in such amounts and on such terms as are customary in the industry for the activities to be conducted by it under this Agreement and shall name the other Party as an additional insured in such insurance policy. Each party shall furnish to the other party evidence of such insurance, upon request.

         15. TERM; TERMINATION.

         15.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this
Section 15, shall expire as follows:

                  (a) As to each Product in each country in the Applicable Territory, this Agreement shall expire on the later of: (i) the 10th anniversary of the First Commercial Sale of such Product in such country, or (ii) the date on which the sale of such Product ceases to be covered by either an Inspire Licensed Claim or an Allergan Licensed Claim in such country.

                  (b) This Agreement shall expire in its entirety upon the expiration of this Agreement with respect to all Products in all countries in both the Territory and the Restasis(TM) Territory pursuant to Section 15.1(a).

         15.2 Termination for Cause. Either Party (the "Non-breaching Party") may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement (or a portion of this Agreement as provided in Section 7.5 above only) in the event the other Party (the "Breaching Party") shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for sixty
(60) days after written notice thereof was provided to the Breaching Party by the Non-breaching Party (or, if such default cannot be cured within such sixty
(60) day period, if the breaching party does not commence and diligently continue actions to cure such default during such sixty (60) day period). Any such termination shall become effective at the end of such sixty (60) day period unless the Breaching Party has cured any such breach or default prior to the expiration of such sixty (60) day period (or, if such default cannot be cured within such sixty (60) day period, if the Breaching Party has commenced and diligently continued actions to cure such default). The right of either Party to terminate this Agreement, or a portion of this Agreement, as provided in this
Section 15.2 shall not be affected in any way by such Party's waiver or failure to take action with respect to any previous default.

         15.3 Termination for Insolvency. Either party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement upon or after the bankruptcy, insolvency, dissolution or winding up of the other Party, subject to applicable bankruptcy laws.

         15.4 Effect of Expiration or Termination.

                  (a) Following the expiration of the term of this Agreement with respect to a Product in a country pursuant to Section 15.1(a):


                           (i) Allergan shall, for three (3) years, have an
exclusive, fully-paid, perpetual right, with the right to grant sublicenses, to continue to make, have made, market, distribute and sell the Inspire Products in such country, and the exclusive, perpetual and fully-paid right to use the Inspire Licensed Technology in connection therewith and thereafter Allergan's exclusive rights shall become non-exclusive.

                  (b) Following expiration of the term of this Agreement in its entirety pursuant to Section 15.1(b):


                           (i) Allergan shall, for three (3) years, have an
exclusive, fully-paid, perpetual right, with the right to grant sublicenses, to continue to make, have made, use, market, distribute and sell the Inspire Products in all countries in the Territory, and the exclusive, perpetual and fully-paid right to use the Inspire Licensed Technology in connection therewith and thereafter Allergan's exclusive rights shall become non-exclusive;


                           (ii) Inspire shall have the fully paid,
non-exclusive, perpetual right to continue to use the Allergan Licensed Technology relate to the Inventions described in Section 8.4 solely for the purposes set forth in Section 8.4;

                  (c) If this Agreement is terminated with respect to any Inspire Product in a portion of the Territory (the "Subject Portion") by Inspire pursuant to Sections 7.5: (i) Allergan shall promptly transfer to Inspire copies of all data, reports, records and materials in Allergan's possession or control that relate, whether exclusively or non-exclusively, to each Product in the Subject Portion and return to Inspire all relevant records and materials in Allergan's possession or control that relate exclusively to such Inspire Product in such Subject Portion and contain Confidential Information of Inspire (provided that Allergan may keep one copy of such Confidential Information of Inspire for archival purposes only); (ii) all licenses granted by Inspire to Allergan under Section 8.1 shall terminate with respect to such Inspire Product in such Subject Portion; (iii) upon the payment of reasonable consideration to be negotiated, Allergan shall transfer to Inspire, ownership of all INDs, Registration Applications, Registrations and other regulatory filings made or filed for the Inspire Product(s) in the Subject Portion if permitted by applicable laws and regulations; and (iv) all sublicenses granted by Allergan under this Agreement with respect to such Inspire Product in such Subject Portion shall terminate.

                  (d) If this Agreement is terminated in its entirety by Inspire pursuant to Section 15.2 by reason of a breach by Allergan or Section 15.3 by reason of Allergan's bankruptcy, insolvency, dissolution, or winding up, in addition to any other remedies available to Inspire at law or in equity: (i) Allergan shall promptly transfer to Inspire copies of all data, reports, records and materials in Allergan's possession or control that relate to the Inspire Products and return to Inspire all relevant records and materials in Allergan's possession or control containing Confidential Information of Inspire (provided that Allergan may keep one copy of such Confidential Information of Inspire for archival purposes only); (ii) all licenses granted by Inspire to Allergan under
Section 8.1 shall terminate; (iii) Allergan shall transfer to Inspire, or shall cause its designee(s) under Section 5.3(j), to transfer to Inspire, ownership of all INDs, Registration Applications, Registrations and other regulatory filings made or filed for such Inspire Products, if permitted by applicable laws and regulations; (iv) Allergan shall license, royalty-free, to Inspire all rights to use the Trademarks with respect to the Inspire Products in all countries throughout the Territory under terms and conditions to be agreed upon between the Parties; and (v) all sublicenses granted by Allergan under this Agreement shall terminate.

                  (e) If this Agreement is terminated by Allergan pursuant to
Section 15.2 by reason of a breach or default by Inspire or Section 15.3 by reason of Inspire's bankruptcy, insolvency, dissolution, or winding up, in addition to any other remedies available to Allergan at law or in equity,: (i) the license granted to Inspire by Allergan under Section 8.2 shall terminate;
(ii) Allergan shall have an exclusive, fully-paid, royalty-free, perpetual right, with the right to grant sublicenses, to continue to make, have made, use, market, distribute, sell, manufacture and have manufactured any Inspire Products in the Territory, and the exclusive, perpetual and fully-paid right, with the right to grant sublicenses, to use the Licensed Technology in connection therewith. To that end, Allergan may continue to hold and use all data, reports, records and materials that relate to or are prepared in the course of the Development Program with respect to the Inspire Products, and may hold all INDs, Registration Applications, Registrations and other regulatory filings made or filed by Allergan for the Inspire Products, pursuant to this Agreement, and may in its sole discretion continue any sublicenses granted by Allergan under this Agreement.

         15.5 Accrued Rights; Surviving Obligations.

                  (a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

                  (b) All of the Parties' rights and obligations under, and/or the provisions contained in, Sections 1, 5.5(c). 5.5(d), 5.6, 7.2(e), 8.3(b), 8.6, 10.1 (solely for payments due for sales before the expiration, termination or relinquishment of the Agreement), 10.2, 10.3, 10.4, 10.5, 10.7, 12.1, 12.2,
12.5 (solely with respect to actions commenced before the effective date of termination of this Agreement), 12.6(a), 13.4, 13.5, 13.6, 13.7, 14, 15.4, 15.5,
and 17 shall survive termination, relinquishment or expiration of this Agreement.

         16. FORCE MAJEURE.

         16.1 Events of Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event Inspire or Allergan, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the thirty
(30) days thereafter. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

         17. MISCELLANEOUS.

         17.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

         17.2 Assignment. Neither Party shall be entitled to assign its rights or delegate its obligations hereunder without the express written consent of the other Party hereto, except that (i) Allergan may assign its rights and transfer its duties hereunder to an Affiliate or to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of Allergan's merger, consolidation or involvement in a similar transaction and (ii) Inspire may assign its rights and transfer its duties hereunder to an Affiliate or to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of Inspire's merger, consolidation or involvement in a similar transaction, so long as such Affiliate or assignee is not a Competitor of Allergan. No assignment and transfer shall be valid or effective unless done in accordance with this Section 17.2 and unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

         17.3 Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees shall be maintained in accordance with U.S. generally accepted accounting principles, consistently applied.

         17.4 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         17.5 Notice.

                  (a) Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:


                           In the case of Inspire, to:

                                    Inspire Pharmaceuticals, Inc.
                                    4222 Emperor Boulevard, Suite 470
                                    Durham, North Carolina  27703
                                    Attention: Gregory J. Mossinghoff
                                    Facsimile No.:  (919) 941-0447

                           In the case of Allergan, to:

                                    Allergan, Inc.
                                    2525 Dupont Drive
                                    Irvine, California 92612
                                    Attention: Schalon Newton
                                    Facsimile No.:  (714) 246-6426

         or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. Postal Service.

         17.6 Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logos of the other Party (including, without limitation, the Trademarks) for any purpose in connection with the performance of this Agreement. Notwithstanding the preceding, Inspire shall have right, and Allergan hereby grants to Inspire a world-wide, royalty-free license, to use the Trademarks in connection with any publications or presentations pursuant to Section 13, any communications with its shareholders, any press releases and all general business reports/documents, including without limitation marketing materials. The ownership and all goodwill from Inspire's use of the Trademarks shall vest in and inure to the benefit of Allergan.

         17.7 Public Announcements. Except as permitted by Section 13.3, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party, which shall not be unreasonably withheld, provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party's Confidential Information.

         17.8 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

         17.9 Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to export, reexport or otherwise transfer any Product sold under this Agreement without compliance with applicable laws.

         17.10 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         17.11 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

         17.12 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to conflicts of law principles.

         17.13 Arbitration.

                  (a) Except as expressly otherwise provided in this Agreement, any dispute arising out of or relating to any provisions of this Agreement shall be finally settled by arbitration under the then current commercial arbitration rules of the American Arbitration Association. The place of arbitration of any dispute (i) initiated by Inspire shall be Irvine, California and (ii) initiated by Allergan shall be Raleigh-Durham, North Carolina. Such arbitration shall be conducted by three (3) arbitrators, one (1) appointed by each of Allergan and Inspire and the third (3rd) selected by the first two (2) appointed arbitrators. The Parties shall instruct such arbitrators to render a determination of any such dispute within four (4) months after their appointment.

                  (b) Any award rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrators shall be equally shared unless the arbitrators assess as part of their award all or any part of the arbitration expenses of one Party (including reasonable attorneys' fees) against the other Party.

                  (c) This Section 17.13 shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party which would cause irreparable harm to the first Party.

         17.14 Entire Agreement. This Agreement together with the schedules and exhibits hereto, all Annual Development Plans approved by the JDC and all Marketing Plans to any of the foregoing, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

         17.15 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

         17.16 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

         17.17 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.


         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

         INSPIRE PHARMACEUTICALS, INC.


         By: /s/ Gregory J. Mossinghoff
             -------------------------------------------------------
              Name:  Gregory J. Mossinghoff
              Title:  Senior Vice President, Chief Business Officer



         ALLERGAN, INC.


         By: /s/ David E.I. Pyott
             -------------------------------------------------------
              Name:    David E.I. Pyott
              Title:   Chairman of the Board,
                       President and Chief Executive Officer

                                   EXHIBIT 1.5


                                ALLERGAN PATENTS



1.   Ophthalmic Treatment by Topical Administration of Cyclosporine
     Inventor:  Renee Kaswan
     US Patent No. 4,649,047; Filing Date March 19, 1985; Issued March 10, 1987.

2.   Method of Increasing Tear Production by Topical Administration of
          Cyclosporine
     Inventor:  Renee Kaswan
     US Patent No. 4,839,342; Filing Date September 3, 1987; Issued
          June 13, 1989.

3.   Ocular Cyclosporine Composition
     Inventor:  Renee Kaswan
     US Patent No. 5,411,952; Filing Date February 6, 1990; Issued May 2, 1995.

4.   Nonirritating Emulsions for Sensitive Tissue
     Inventors:  Shulin Ding, Walter L. Tien and Orest Olejnik
     US Patent No. 5,474,979; Filing Date May 17, 1994; Issued
          December 12, 1995.

5.   Foreign counterparts of US Patents (1)-(4) in the Restasis Territory.

                                  EXHIBIT 1.32


                                 INSPIRE PATENTS



1. Method of Treating Dry Eye Disease with Uridine Triphosphates and Related Compounds
     Inventors:  B.R. Yerxa, K.M. Jacobus, W. Pendergast, and J.L. Rideout.
     US Patent No. 5,900,407; Filing date February 6, 1997; Issued May 4, 1999 US CIP and PCT filing date February 6, 1998
     Publication WO98/34593
     Foreign national filings entered in: Australia, Brazil, Canada, China, Europe, Hong Kong, Indonesia, Japan, South Korea, Malaysia, Mexico, Norway, New Zealand, Singapore, South Africa, Vietnam


2. Method of Large-Scale Production of Di(Uridine 5'-tetraphosphate) and Salts Thereof,
     Inventors: B.R. Yerxa and W. Pendergast.
     US Provisional No. 60/054,147; Priority date July 25, 1997.
     US Application No. 09/122,516
     US CIP and PCT filing date July 24, 1998
     Publication WO99/05155
     Foreign national filings entered in: Australia, Brazil, Canada, China, Europe, Hong Kong, Japan, South Korea, Malaysia, Mexico, Norway, New Zealand, Philippines, Taiwan

3.   Serial No. 09/171,169 (U.S. National Phase of corresponding PCT,
          WO 98/34593)
     Method of Treating Dry Eye Disease with Purinergic Receptor Agonists.

4.   Serial No. 08/798,508, now U.S. Patent No. 5,837,861
     Certain Dinucleotides and Their Use as Modulators of Mucociliary Clearance and Ciliary Beat Frequency.

5.   Serial No. 09/101,395 (U.S. National Phase of corresponding PCT, WO
          98/34942)
     Certain Dinucleotides and Their Use as Modulators of Mucociliary Clearance and Ciliary Beat Frequency.

6.   Foreign counterparts of Patents (1)-(5) in the Territory.

                                   EXHIBIT 3.1

                       JOINT DEVELOPMENT COMMITTEE MEMBERS


Inspire Members:

         Donald J. Kellerman, Pharm.D.

         Benjamin R. Yerxa, Ph.D.

         Joseph Schachle


Allergan Members:

         Scott Whitcup, M.D.

         Rhett Schiffman, M.D.

         Elizabeth Bancroft

                                 EXHIBIT 5.2(b)


                           ANTICIPATED CLINICAL TRIALS




Study 03-101: A Double-Masked, Randomized, Paired-Comparison, Dose-Escalation Study of the Ocular Safety of INS365 Ophthalmic Solution in Normal Subjects

Study 03-102: A Double-Masked, Randomized, Placebo-Controlled, Rising-Dose Study of Multiple Ocular Instillations of INS365 Ophthalmic Solution in Patients with Mild to Moderate Dry Eye Disease

Study 03-103: A Multi-Center, Double-Masked, Randomized, Placebo-Controlled, Dose-ranging Study of Multiple Ocular Instillations of INS365 Ophthalmic Solution vs Placebo in Patients with Moderate to Severe Dry Eye Disease

Study 03-104: A Multi-Center, Double-Masked, Randomized, Placebo-Controlled, Dose-Ranging Study of Multiple Ocular Instillations of INS365 Ophthalmic Solution vs Placebo in Subjects with Dry Eye Disease

Study 03-105: A Multi-Center, Double-Masked, Randomized, Placebo-Controlled, Dose-Ranging Study of Multiple Ocular Instillations of INS365 Ophthalmic Solution vs Placebo in Subjects with Dry Eye Disease

*Study 03-106: A Multi-Center, Double-Masked, Randomized, Placebo-Controlled, Dose-Ranging Study of Multiple Ocular Instillations of INS365 Ophthalmic Solution vs Placebo in Subjects with Meibomian Gland Dysfunction

*Study 03-107: A Single-Center, Double-Masked, Randomized, Placebo-Controlled, Study of the Effects on Mucin Secretion after Multiple Ocular Instillations of INS365 Ophthalmic Solution vs Placebo in Subjects with Dry Eye Disease


                                * Proposed titles

                                   EXHIBIT 6.1


                    JOINT COMMERCIALIZATION COMMITTEE MEMBERS




Inspire Members:

         Gregory J. Mossinghoff

         Joseph Schachle

         Richard M. Evans, Ph.D.


Allergan Members:


         Hans-Peter Pfleger


         Dave Power


         Julian Gangolli